UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Duke Realty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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600 East 96th Street

Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

March 16, 2011

Dear Shareholder:

The Board of Directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend our annual meeting of shareholders. This meeting will be held on Wednesday, April 27, 2011, at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. To reserve your seat at the annual meeting, please call 800-875-3366 or send an e-mail to ir@dukerealty.com. As in past years, we believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.

This year we again are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On March 16, 2011, we mailed to a majority of our shareholders a notice containing instructions on how to access our proxy statement and 2010 Annual Report to shareholders and how to vote online. All other shareholders will receive these materials by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and 2010 Annual Report, if you only received a notice by mail, or (ii) elect to receive your proxy statement and 2010 Annual Report over the Internet, if you received them by mail this year.

Whether or not you plan to attend the annual meeting, we urge you to vote promptly by mail, by telephone or on the Internet in order to ensure that we record your votes on the business matters presented at the annual meeting.

We look forward to seeing you on April 27th.

Sincerely,

Dennis D. Oklak

Chairman and Chief Executive Officer

Questions and Answers	1
Proposal One: Election of Eleven Directors to Serve on the Company’s Board of Directors for a One-Year Term Ending on the Date of the Company’s 2012 Annual Meeting	6
Nominees for Election as Directors	6
Board Committees	10
2010 Board Committee Membership and Meetings	12
Director Compensation	13
•Stock Ownership Policies	14
•Director Compensation Table for 2010	15
Audit Committee Report	17
Fees Paid to Independent Accountants	18
Audit Committee Pre-Approval Policies	18
Audit Committee Review	18
Report of the Executive Compensation Committee	19
Compensation Committee Interlocks and Insider Participation	20
Proposal Two: Advisory Vote on Executive Compensation	21
Proposal Three: Advisory Vote on Frequency of Shareholder Votes on Executive Compensation	22
Compensation Discussion and Analysis	23
•Executive Summary	23
•Overview of Executive Compensation Philosophy and Objectives	27
•Role of the Committee and its Consultants	27
•Assessing the Competitive Marketplace	27
•How the Company Uses Benchmarking Data	28
•Determining Individual Compensation Levels and Pay Mix	28
•Differential of Compensation Among Named Executive Officers	29
•Analysis of 2010 Compensation Decisions	29
•Management of Compensation-Related Risk	34
•Employment and Severance Agreements	36
•Tax and Accounting Considerations	36
Executive Compensation	37
•Summary Compensation Table	37
•Grants of Plan-Based Awards in 2010	39
•Outstanding Equity Awards at 2010 Fiscal Year End	40
•Option Exercises and Stock Vested in 2010	41
•Nonqualified Deferred Compensation for 2010	41
•Other Potential Post-Employment Payments	43
•Change in Control Provisions Under Other Agreements	44
•Retirement Provisions Under Other Agreements	45
•Risk Assessment of Overall Compensation Program	45
•Equity Compensation Plan Information	46
Ownership of Company Shares	47
Section 16(a) Beneficial Ownership Reporting Compliance	48
Certain Relationships and Related Transactions	48
Proposal Four: Ratification of Reappointment of Independent Registered Public Accounting Firm	48
Shareholder Proposals for 2012 Annual Meeting	49
Annual Report	49
Other Matters	49
Householding of Proxy Material	49

600 East 96th Street

Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 27, 2011

Notice is hereby given that the 2011 Annual Meeting of Shareholders, or the Annual Meeting, of Duke Realty Corporation, or the Company, will be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, on Wednesday, April 27, 2011, at 3:00 p.m. local time. At the Annual Meeting, the shareholders will be asked to act on the following:

1. To elect eleven directors to serve on the Company’s Board of Directors for a one-year term ending at the 2012 Annual Meeting of Shareholders;

2. To vote on a non-binding resolution to approve the compensation of the Company’s executive officers for 2010;

3. To recommend the frequency with which shareholders will vote on non-binding resolutions to approve the compensation of the Company’s executive officers in future years;

4. To ratify the reappointment by the Board of Directors of KPMG LLP as the Company’s independent public accountants for the fiscal year 2011;

5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on Monday, February 28, 2011 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. At least a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting present in person or by proxy is required for a quorum.

YOUR VOTE IS IMPORTANT!

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits the Company by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at the above address, (ii) submitting to the Company a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 7, 2011.

When you submit your proxy, you authorize Dennis D. Oklak or Howard L. Feinsand or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the director nominees, for approval of the compensation of the Company’s executive officers, in favor of holding a non-binding shareholder vote on the compensation of the Company’s executive officers every year, for the appointment of the independent auditors for 2011, and to vote on any adjournments or postponements of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to be Held on April 27, 2011

The Company’s proxy statement, proxy card and 2010 Annual Report are available at http://investor.dukerealty.com/phoenix.zhtml?c=60691&p=proxy.

By order of the Board of Directors,

Howard L. Feinsand

Executive Vice President,

General Counsel and Corporate Secretary

Indianapolis, Indiana

March 16, 2011

600 East 96th Street

Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

QUESTIONS AND ANSWERS

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

Why did I receive this proxy?

The Board of Directors of Duke Realty Corporation, or the Company, is soliciting proxies to be voted at its 2011 Annual Meeting of Shareholders, or the Annual Meeting. The Annual Meeting will be held on Wednesday, April 27, 2011, at 3:00 p.m. local time at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. For driving directions to the Annual Meeting, please call 800-875-3366. This proxy statement, or the Proxy Statement, summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Why did I receive a Notice of Internet Availability of Proxy Materials?

Pursuant to certain rules adopted by the Securities and Exchange Commission, or “SEC,” we are making this Proxy Statement, the enclosed proxy card, and our 2010 Annual Report available to our shareholders electronically via the Internet. Accordingly, certain of our shareholders received a Notice of Internet Availability of Proxy Materials, or “Notice,” which was or will be sent to shareholders on or about March 16, 2011 containing instructions on how to access this Proxy Statement and our 2010 Annual Report via the Internet and how to vote online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy in the manner described in the Notice. All shareholders will be able to access the proxy materials on a website referred to in the Notice and this Proxy Statement and will be able to request to receive a printed set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of the Annual Meeting on the environment.

When was this Proxy Statement mailed?

This Proxy Statement, the enclosed proxy card and our 2010 Annual Report were mailed to shareholders beginning on or about March 16, 2011.

Who is entitled to vote?

All shareholders of record as of the close of business on Monday, February 28, 2011, or the Record Date, are entitled to vote at the Annual Meeting.

What are the quorum requirements for the Annual Meeting?

In order for any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) generally will be counted as present. As of the Record Date, 252,520,708 shares of common stock were issued and outstanding. There were also 7,295,682 outstanding limited partnership units in our operating partnership, Duke Realty Limited Partnership, or the Operating Partnership. All such units are convertible to shares of the Company’s common stock at a 1:1 ratio.

How many votes do I have?

Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.

How do I vote?

By Mail:	Vote, sign, and date your proxy card and mail it in the postage-paid envelope.

In Person:	Vote at the Annual Meeting.

By Telephone:	Call toll-free 800-690-6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Via Internet:	Log on to http://www.proxyvote.com and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

Note: Please refer to the specific instructions set forth on the Notice or printed proxy materials.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

What am I voting on?

You will be voting on the following proposals:

Proposal One:    The election of eleven directors to serve on the Company’s Board of Directors for a one-year term ending on the date of the Company’s 2012 Annual Meeting of Shareholders, or the 2012 Annual Meeting.

Proposal Two:    A non-binding resolution to approve the compensation of the Company’s executive officers for 2010.

Proposal Three:    A non-binding recommendation as to the frequency with which shareholders will vote on non-binding resolutions to approve the compensation of the Company’s executive officers in future years.

Proposal Four:    The ratification of the reappointment by the Board of Directors of KPMG LLP, or KPMG, as the Company’s independent public accountants for the fiscal year 2011.

Will there be any other items of business on the agenda?

The Board of Directors is not presently aware of any other items of business to be presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Dennis D. Oklak and Howard L. Feinsand with respect to any other matters that might be brought before the meeting. Those persons intend to vote your proxy in accordance with their best judgment.

What is the Board of Director’s voting recommendation on each proposal?

The Board of Directors recommends that you vote “FOR” all director nominees (Proposal One), “FOR” the non-binding resolution to approve the compensation of the Company’s executive officers (Proposal Two), in favor of holding a non-binding shareholder vote on the compensation of the Company’s executive officers “Every ONE Year” (Proposal Three), and “FOR” ratification of KPMG as the Company’s independent public accountants for the fiscal year 2011 (Proposal Four).

How many votes are required to act on the proposals?

Proposal One.    The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. A direction to withhold authority will result in a nominee receiving fewer votes and therefore will have the same effect as a vote against the nominee. Broker non-votes will be treated as not entitled to vote on this proposal and therefore will not affect the outcome.

Proposal Two.    The non-binding resolution to approve the compensation of the Company’s executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

Proposal Three.    The option of one year, two years or three years that receives the highest number of votes cast on Proposal Three will be the frequency for the advisory vote on executive compensation that has been selected by our shareholders. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

Proposal Four.    The reappointment of KPMG as the Company’s independent public accountants for 2011 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. An abstention is not treated as a vote cast and therefore will not affect the outcome. The ratification of the selection of KPMG as the Company’s independent public accountants for 2011 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

If any shareholder proposal is properly presented at the Annual Meeting, the shareholder proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. An abstention is not treated as a vote cast and therefore will not affect the outcome. Broker non-votes will be treated as not entitled to vote on the proposal and therefore will not affect the outcome.

A broker non-vote occurs when a bank, broker or other nominee who holds shares for another person returns a proxy but does not vote on a particular item, usually because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy “FOR” Proposals One, Two and Four and “Every ONE Year” on Proposal Three.

What if I want to change my vote after I return my proxy?

You may revoke your proxy at any time before its exercise by:

(i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240;

(ii) submitting to the Company a duly executed proxy card bearing a later date;

(iii) voting via the Internet or by telephone at a later date; or

(iv) appearing at the Annual Meeting and voting in person.

provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 7, 2011.

Will anyone contact me regarding this vote?

It is contemplated that brokerage houses will forward the proxy materials to shareholders at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal interviews without additional compensation.

Who has paid for this proxy solicitation?

The Company will bear the cost of preparing, printing, assembling and mailing the Notice, proxy card, Proxy Statement and other materials that may be sent to shareholders in connection with this solicitation. The Company also may reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

How do I submit a proposal for the 2012 Annual Meeting?

If a shareholder wishes to have a proposal considered for inclusion in the proxy statement for the 2012 Annual Meeting, he or she must submit the proposal in writing to the Company (Attention: Howard L. Feinsand, Corporate Secretary) so that the Company receives the proposal by November 18, 2011. Shareholders also are advised to review the Company’s by-laws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

The Board of Directors of the Company will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2012 Annual Meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which the Company is not properly notified at its principal executive offices on or before 60 days prior to the 2012 Annual Meeting, and also retain such authority under certain other circumstances.

How do I contact the Company’s Corporate Secretary?

You may contact the Company’s Corporate Secretary by sending correspondence to: 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attn: Corporate Secretary.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all of your shares are voted.

How do I receive future proxy materials electronically?

If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports electronically. To do so, please log on to http://www.proxyvote.com and follow the instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You will need to refer to the company number and the control number on your proxy card. If you later wish to receive proxy statements and annual reports by regular mail, this electronic enrollment may be cancelled.

Can I find additional information on the Company’s website?

Yes. The Company’s website is located at http://www.dukerealty.com. Although the information contained on the Company’s website is not part of this Proxy Statement, you can view additional information on the website, such as the Company’s Code of Conduct, corporate governance guidelines, charters of Board committees and reports that the Company files and furnishes with the SEC. A copy of the Company’s Code of Conduct, corporate governance guidelines and charters of Board committees also may be obtained by written request addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF ELEVEN DIRECTORS TO SERVE

ON THE COMPANY’S BOARD OF DIRECTORS FOR A ONE-YEAR TERM

ENDING ON THE DATE OF THE COMPANY’S 2012 Annual Meeting

The Company’s Board of Directors currently consists of eleven members. Based on the recommendation of the Corporate Governance Committee, the Board of Directors has nominated each of the eleven directors for re-election to serve for a one-year term that will expire at the Company’s 2012 Annual Meeting or until their successors have been elected and qualified. The Board of Directors has also designated Dennis D. Oklak to continue to serve as Chairman of the Board of Directors.

No security holder that held a beneficial ownership interest in the Company’s common stock of 5% or more for at least one year recommended any candidates to serve on the Board of Directors.

The Company’s Board of Directors believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. If the Board of Directors does not propose another director nominee prior to or at the Annual Meeting, the Board of Directors, by resolution, may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, and will have the same effect as a vote against the nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED BELOW FOR DIRECTOR.

NOMINEES FOR ELECTION AS DIRECTORS

The following paragraphs give the name and age of each director nominee, as well as his or her business experience over the last five years or more. Immediately following the description of each nominee’s business experience is a description of the particular experience, skills and qualifications that were instrumental in the Corporate Governance Committee’s determination that he or she should serve as a director of the Company.

Thomas J. Baltimore, Jr., Age 47

Mr. Baltimore is a Co-Founder and President of RLJ Development, LLC, a privately-held real estate investment firm with over $2 billion in assets. Prior to founding RLJ, Mr. Baltimore was with Hilton Hotels Corporation as a Vice President, Development and Finance (1999 to 2000) and a Vice President of Gaming Development (1997 to 1998). Mr. Baltimore currently serves as a director for Prudential Financial, Inc., a publicly-traded financial services company, and for Integra LifeSciences Holdings Corporation, a publicly-traded global medical device company. Mr. Baltimore has served as a director of the Company since January 2009.

As an MBA graduate of the University of Virginia, Mr. Baltimore brings finance, accounting, auditing, investments, real estate, development, hospitality industry, and executive leadership expertise to the Board.

Barrington H. Branch, Age 70

Mr. Branch has served as President of The Branch-Shelton Company, LLC, a private investment banking firm, since 1998. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, a wholly-owned U.S. real estate investment subsidiary of Pensioenfonds PGGM. He has served as a director of the Company since 1999. The Board of Directors has determined that Mr. Branch qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Mr. Branch, who is a graduate of Duke University School of Law and an attorney with 28 years of experience in the development, financing, marketing and management of domestic and international real estate projects, brings legal, finance, real estate, development, and executive management expertise to the Board.

Geoffrey A. Button, Age 62

Mr. Button has been engaged as an independent real estate and financing consultant since 1995. Prior to December 1995, he was the Executive Director of Wyndham Investments, Ltd., a property holding company of Allied Domecq Pension Funds which had holdings in the UK, USA and Canada. Mr. Button is a director of Guardian Managers (UK) Limited, which manages over 150 million (Euros) of real estate investments in Germany, Hungary and Poland. Mr. Button is also an executive director of BFL Management Limited, which is promoting the development of a 300 acre energy park at Richborough, Kent where low carbon energy will be generated from a variety of renewable resources. Mr. Button has served as a director of the Company since 1993.

Mr. Button, who for more than 30 years has been actively involved with commercial real estate in the UK, USA and Canada, brings real estate, development, joint venture, asset management, international business, and executive management expertise to the Board.

William Cavanaugh III, Age 72

Mr. Cavanaugh served as the Chairman of the World Association of Nuclear Operators (WANO) from 2004 until January 2009. He retired as Chairman of Progress Energy, a publicly-traded energy company, in May 2004 and as Chief Executive Officer of Progress Energy in March 2004, posts he had held since August 1999. Mr. Cavanaugh has served as a director of the Company since 1999, serves as the chairman of the Company’s Corporate Governance Committee, and is the Company’s Lead Director.

Mr. Cavanaugh, who served as the CEO of a publicly-traded company for five years, brings corporate finance, operations, nuclear energy industry, public company, and executive leadership expertise to the Board.

Ngaire E. Cuneo, Age 60

Ms. Cuneo has been a partner of Red Associates, LLC, a venture capital firm in the financial services sector, since 2002. Ms. Cuneo also has served as an Executive Vice President of Forethought Financial Group from 2006 until December 31, 2010. Ms. Cuneo continues as a consultant to Forethought Financial Group. From 1992 through March 2001, Ms. Cuneo was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Ms. Cuneo has served as a director of SonicScrubbers, Inc., Tributer, Inc. and ContractPal over the last five years. Ms. Cuneo has served as a director of the Company since 1995 and serves as the chairman of the Company’s Executive Compensation Committee.

Ms. Cuneo received an MBA from Iona College and was a participant in the Executive MBA program at the Wharton School of Business. Ms. Cuneo brings finance, accounting, consulting, venture capital, corporate development, insurance industry, financial services industry, and executive management expertise to the Board.

Charles R. Eitel, Age 61

Mr. Eitel is a co-founder of Eitel & Armstrong, a consulting practice that provides hands-on operating and financial guidance to middle market companies. Prior to forming Eitel & Armstrong in December 2009, Mr. Eitel served as Vice Chairman of the Board of the Simmons Bedding Company, an Atlanta-based manufacturer of mattresses, from October 2008 to December 2009. Mr. Eitel served as Chairman and Chief Executive Officer of the Simmons Bedding Company from January 2000 until his appointment to Vice Chairman in 2008. On November 16, 2009, the Simmons Bedding Company filed for protection under Chapter 11 of the federal bankruptcy laws, from which it emerged on January 21, 2010. Mr. Eitel currently serves on the board of directors of American Fidelity Assurance Corporation. Mr. Eitel has served as a director of the Company since 1999.

Mr. Eitel brings consulting, business administration, finance, operations, manufacturing industry, and executive leadership expertise to the Board.

Martin C. Jischke, Ph.D., Age 69

Dr. Jischke retired from Purdue University after serving as President from 2000 to 2007. From 1991 to 2000, Dr. Jischke served as President of Iowa State University. Dr. Jischke serves as Chairman of the board of directors of Wabash National Corporation, one of the leading publicly-traded manufacturers of truck trailers and composite trailers, and as a director of Vectren Corporation, a publicly-traded energy company serving Indiana and Ohio. Dr. Jischke has served as a director of the Company since 2004.

Dr. Jischke brings leadership and decision making skills, consumer goods industry, technology industry, and management expertise to the Board.

Dennis D. Oklak, Age 57

Mr. Oklak joined the Company in 1986. He held various senior executive positions within the Company and was promoted to Chief Executive Officer and joined the Company’s Board of Directors in April 2004. In April 2005, Mr. Oklak was appointed Chairman of the Board of Directors. Mr. Oklak serves on the Board of Governors of the National Association of Real Estate Investment Trusts, and is a member of the Real Estate Roundtable and co-chair of the Roundtable’s Sustainability Policy Advisory Committee. Mr. Oklak serves on the Executive Committee of the Central Indiana Corporate Partnership, the Board of Trustees of the Crossroads of America Council of the Boy Scouts of America Foundation and the Dean’s Advisory Board for Ball State University’s Miller College of Business. From 2003 to 2009, Mr. Oklak was a member of the board of directors of publicly-traded recreational vehicle manufacturer, Monaco Coach Corporation. Mr. Oklak has served as a director of the Company since 2004.

Mr. Oklak, who joined the Company in 1986, brings real estate industry, finance, accounting, auditing, consulting, operations, development, and executive leadership expertise to the Board.

Jack R. Shaw, Age 68

Since August 2002, Mr. Shaw has been the Vice President and Treasurer of The Regenstrief Foundation. Mr. Shaw spent 35 years with Ernst & Young and also served as Partner, Partner-in-Charge, and Managing Partner of Ernst & Young at various times throughout his career. Mr. Shaw has served on the board of directors of many community organizations including the Arts Council of Indianapolis, the Indianapolis Chamber of Commerce, the Indianapolis Convention and Visitors Association, the Children’s Museum of Indianapolis, United Way of Central Indiana, and the Central Indiana Corporate Partnership. In addition, Mr. Shaw served on the Dean’s Advisory Council of the Indiana University Kelley School of Business. Mr. Shaw has served as a director of the Company since 2003. The Board of Directors has determined that Mr. Shaw, who serves as chairman of the Company’s Audit Committee, qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Mr. Shaw brings finance, accounting, auditing, and executive leadership expertise to the Board.

Lynn C. Thurber, Age 64

Since December 2006, Ms. Thurber has served as the non-Executive Chairman of LaSalle Investment Management, which is a subsidiary of Jones Lang LaSalle Inc. and is a global real estate money management firm that invests in private real estate as well as publicly-traded real estate companies on behalf of institutional and individual investors. Prior to becoming Chairman, Ms. Thurber was the Chief Executive Officer of LaSalle Investment Management from March 2000 to December 2006. Ms. Thurber also previously served as a director of Jones Lang LaSalle Inc., a leading publicly-traded financial and professional services firm specializing in real estate. Ms. Thurber has served as a director of the Company since 2008. The Board of Directors has determined that Ms. Thurber qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Ms. Thurber brings international business, asset management, investment management, finance, accounting, real estate industry, financial services industry, and executive management expertise to the Board.

Robert Jay Woodward Jr., Age 69

Since 1997, Mr. Woodward has served as Chairman of the Board of The Palmer-Donavin Manufacturing Company, a regional building materials distribution company based in Columbus, Ohio. In addition, Mr. Woodward serves as a director and President of the GLOW Foundation, an Ohio based foundation focused on improving the lifestyle of individuals with developmental disabilities. Mr. Woodward also serves on the Pension Management and Investment Council of Battelle Memorial Institute. Mr. Woodward has served as a director of the Company since 2002 and serves as the chairman of the Company’s Finance Committee. The Board of Directors has determined that Mr. Woodward qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

As a lawyer and graduate of Capital University Law School, Mr. Woodward brings legal, finance, accounting, business administration, investment management, distribution industry, insurance industry, and executive management expertise to the Board.

The Structure of the Board of Directors and the Lead Director

The Board of Directors is structured to provide for an appropriate balance between the powers of the Chief Executive Officer, or the CEO, and those of our independent directors such that the ability of our independent directors to be informed, to discuss and debate issues they deem important, and to act objectively on an informed basis is not compromised. In creating the structure of the Board of Directors, we believe that the objective is to strengthen the independence and general role of the Board of Directors with appropriate checks and balances on the power, actions and performance of our CEO. We firmly believe that our board structure allows for appropriate oversight by the Board of Directors in fulfilling its duties to our Company and to our shareholders.

To ensure that the appropriate balance of powers exists between our unaffiliated directors and the CEO, the Board of Directors established a Lead Director position. Mr. Cavanaugh has served as the Lead Director of the Company’s Board of Directors prior to the Annual Meeting. In that capacity, among other things, Mr. Cavanaugh has chaired our Corporate Governance Committee and has presided over executive sessions of our unaffiliated directors, which were held at least quarterly. The unaffiliated directors will designate a Lead Director for the year immediately following the Annual Meeting. In establishing the position of Lead Director, we believe that there is an appropriate balance between the powers of the CEO and those of the independent Directors

Finally, the Board of Directors believes that having the same person serve as Board Chairman and CEO is in the best interests of our shareholders because it demonstrates for our employees, vendors, tenants, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. The Board believes that separating the two positions could cause duplication of efforts or confusion among parties that deal with the Company on a daily basis. Like the Company, many other REITs and U.S.-based companies believe that combining the positions of Board Chairman and CEO, when coupled with an independent Board and a Lead Director, is an efficient and effective method in protecting the interests of shareholders and enhancing shareholder value.

Our Board of Directors is primarily responsible for overseeing the Company’s risk management processes. This responsibility has been delegated by the Board of Directors to the Audit Committee, the Finance Committee and the Executive Compensation Committee, each with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight. These committees and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that the leadership structure of the Board of Directors supports this approach.

Independent Directors

Under the Company’s articles of incorporation, at least three-fourths of the directors must consist of persons who are “unaffiliated directors,” which means only those persons who are not officers or employees of the Company or any of its affiliates. Because none of Mr. Baltimore, Mr. Branch, Mr. Button, Mr. Cavanaugh, Ms. Cuneo, Mr. Eitel, Dr. Jischke, Mr. Shaw, Ms. Thurber nor Mr. Woodward is currently an officer or employee of the Company or any of its affiliates, over 90% of the proposed directors are unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the New York Stock Exchange, or the NYSE, at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Executive Compensation Committee and Corporate Governance Committee, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In January 2011, the Board of Directors undertook a review of director independence. During this review, the Board of Directors considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. Based on the review, the Board of Directors has determined that all of the unaffiliated directors are independent under the listing standards of the NYSE.

Contacting the Board

You may contact the Board of Directors, or any individual director, by writing to the Corporate Governance Committee Chairman c/o Corporate Secretary. See the caption “How do I contact the Company’s Corporate Secretary?” under “Questions and Answers.”

BOARD COMMITTEES

The Board of Directors has four standing committees, with each committee described below. The members of each committee are also listed below. The committees consist solely of independent directors.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports and other operating controls of the Company. The Audit Committee also is responsible for the selection of the independent auditors and oversees the auditors’ activities. In addition, the committee has responsibility for directly overseeing the Company’s enterprise and risk management and for supervising and assessing the performance of the Company’s internal audit department.

Each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the listing standards of the NYSE. The Audit Committee operates under a written charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http:// www.dukerealty.com. In addition, the Investor Relations/Corporate Governance section of the Company’s website contains information regarding procedures established by the Audit Committee for the submission of complaints or concerns about the Company’s accounting, internal accounting controls or auditing matters.

The Board of Directors requires that at least one member of the Board of Directors should meet the criteria for an “audit committee financial expert” as defined under the rules of the SEC. The Board of Directors has determined that each of Mr. Barrington H. Branch, Mr. Jack R. Shaw, Ms. Lynn C. Thurber and Mr. Robert J. Woodward, Jr. is an “audit committee financial expert” as defined under the applicable rules of the SEC.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, recommend criteria for membership on the Board of Directors, nominate members to the Board of Directors and make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the committees.

In determining appropriate candidates to nominate to the Board of Directors and in considering shareholder nominees, the Corporate Governance Committee generally considers the age, expertise, business experience, character, and other board memberships of the candidate. The Corporate Governance Committee considers director candidates with a view to bringing to the Board of Directors a variety of experience and backgrounds, including geography, ethnicity and gender diversity. Directors should have familiarity with the Company’s business and industry, a high level of managerial experience in a relatively complex organization and/or be accustomed to addressing complex issues. The committee seeks candidates of the highest character and integrity, and who have experience at or demonstrated understanding of strategy/policy setting and a reputation for working collegially. In addition, candidates should have sufficient time available to devote to the Company in order to carry out their duties as directors. Diversity is an important strategic initiative at the Company and has relevance with respect to our employees, our suppliers, and our shareholders. Accordingly, the Corporate Governance Committee also recognizes the importance of diversity in identifying its director nominees. The Corporate Governance Committee does not currently have a policy in place regarding diversity in director nominations, but recognizes that “diversity” has several dimensions and is important for the Board of Directors. The Corporate Governance Committee may employ a search firm to identify director candidates.

In nominating members to the Board of Directors, the Corporate Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Company’s by-laws state that the committee must consider such nominees so long as the recommendation is submitted to the Company’s Corporate Secretary at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or if the date of the annual meeting of shareholders changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any such recommendation for any reason. Shareholder nominations should contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating person’s share ownership.

The Corporate Governance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Executive Compensation Committee

The Executive Compensation Committee reviews and approves the compensation of the Board of Directors, Chief Executive Officer, other executive officers and key management employees of the Company and its affiliates (as designated by the Board of Directors from time to time), and oversees the Company’s compensation strategies, programs, plans and policies. It also oversees the administration of all Company benefit plans. In addition, the committee reviews and approves the individual elements of compensation for the executive officers and directors of the Company. The Executive Compensation Committee may delegate authority to sub-committees as appropriate. The Executive Compensation Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Finance Committee

The Finance Committee reviews and evaluates the financial policies, plan and structure of the Company, its subsidiaries and affiliates. In this role, the Finance Committee reviews the capital structure, investment decisions, financial commitments, and relationships with external sources of financing and rating agencies. The committee also reviews and authorizes property developments, property acquisitions, property dispositions and lease transactions exceeding certain threshold amounts established by the Board of Directors. The Finance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

2010 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The table below provides current membership and meeting information for each of the committees of the Board of Directors during 2010.

	Board	Audit	Executive Compensation	Finance	Corporate Governance
Mr. Baltimore	Member				Member
Mr. Branch	Member	Member		Member
Mr. Button	Member		Member
Mr. Cavanaugh	Lead Director				Chairman
Ms. Cuneo	Member		Chairman
Mr. Eitel	Member				Member
Dr. Jischke	Member		Member
Mr. Oklak	Chairman
Mr. Shaw	Member	Chairman		Member
Ms. Thurber	Member	Member		Member
Mr. Woodward	Member	Member		Chairman

Number of 2010 Meetings	5	8	5	5	4

The independent directors met separately in executive sessions four times in 2010, in addition to the committee meetings noted above. As Lead Director, Mr. Cavanaugh presided over each of these executive sessions.

Majority Voting Policy for Director Elections

In January 2006, the Board of Directors voted to amend the Company’s corporate governance guidelines in order to adopt a majority voting policy. In any non-contested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, or a Majority Withheld Vote, shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board of Directors will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board of Directors action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.

If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Communications from Shareholders

As required by the listing standards established by the NYSE, the Company provides a procedure for the Board of Directors to accept communications from shareholders of the Company that are reasonably related to protecting or promoting legitimate shareholder interests. Such procedure can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. The Company believes that providing a method for interested parties to communicate with the non-management directors of the Board of Directors and/or the entire Board of Directors provides a more confidential, candid and efficient method of relaying any interested parties’ concerns or comments. Such communications should be directed to the non-management directors by writing to: Non-Management Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240. Communications also may be directed to the entire Board of Directors by writing to: Board of Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240.

Attendance at Board Meetings and the Annual Meeting

All of our directors attended at least 75% of the regularly scheduled meetings of the Board of Directors in 2010, including regularly scheduled meetings of the committees of which they were members. The Company encourages all of its directors to attend the Annual Meeting and, in 2010, all directors other than Mr. Lytle attended such meeting.

DIRECTOR COMPENSATION

The Company does not pay directors who are also employees of the Company additional compensation for their services as directors. The non-employee directors received the following compensation in 2010:

•	an annual retainer of $60,000 per year, payable in shares of our common stock unless otherwise elected;

•	$4,000 for attendance at each meeting of the Board of Directors, whether telephonically or in person;

•	$1,250 for participation in each meeting, whether telephonically or in person, of the committees of the Board of Directors, not held in conjunction with a quarterly Board meeting;

•	$10,000 as an annual supplemental retainer for the chairman of the Audit Committee and $7,000 for all other committee chairmen; and

•	$2,500 as an annual supplemental retainer for the Lead Director.

The directors are also reimbursed for reasonable travel expenses incurred in connection with attendance at meetings of the Board and its committees or other Company functions at which the Chairman of the Board and Chief Executive Officer requests the non-employee directors to participate. The Company does not provide any perquisites or other personal benefits or property to directors for which the aggregate value would exceed $10,000.

Each non-employee director also received an annual grant of restricted stock units, or “RSUs,” pursuant to the Company’s 2005 Non-Employee Directors’ Compensation Plan, or the 2005 Directors’ Plan. These RSUs were granted on February 10, 2010 and vested in full on the first anniversary of the grant date. The number of RSUs awarded was determined by dividing the grant value of $50,000 by the closing stock price on the grant date.

Pursuant to the 2005 Directors’ Plan, non-employee directors could elect to receive all or a portion of their Board meeting fees in shares of common stock rather than in cash, and, provided they had met their stock ownership goals as discussed below, they could elect to receive the annual retainer in cash rather than in shares of common stock.

The 2005 Directors’ Plan was replaced at the end of 2010 by the 2011 Non-Employee Directors Compensation Plan, or the 2011 Directors’ Plan. Under the 2011 Directors’ Plan, non-employee directors are eligible to receive a base annual retainer of $75,000 per year, payable in cash unless otherwise elected to be received in shares of our common stock. Supplemental annual retainers are paid, in cash, for the following positions: $12,000 for the Lead Director and Corporate Governance Committee chairman, $15,000 for the Audit Committee chairman, $10,000 for chairmen of the Executive Compensation and Finance Committees, and $5,000 for any director serving on more than one Board committee. The Company will no longer pay meeting fees. Under the 2011 Directors’ Plan, each non-employee director is also eligible to receive an annual grant of RSUs on February 10 of each year, which vest in full on the first anniversary of the grant date. The number of RSUs awarded is determined by dividing the grant value of $75,000 by the closing stock price on the grant date. In addition, as under the 2005 Directors’ Plan, the 2011 Directors’ Plan provides newly appointed non-employee directors with a one-time grant of RSUs valued at $50,000, which vest in full on the second anniversary of the grant date.

Non-employee directors may elect to defer receipt of all or a portion of their director compensation payable in cash, stock or RSUs pursuant to the Directors’ Deferred Compensation Plan. The deferred compensation and earnings thereon are to be paid to the directors after they cease to be members of the Board. Deferred compensation that is otherwise payable in shares of common stock is invested in a “deferred stock account” under the Directors’ Deferred Compensation Plan. Deferred compensation that is payable in cash may be invested in either a deferred stock account or an “interest account” under such plan. Each of these types of deferral accounts is described below.

•

Deferred Stock Account.    This account allows the director, in effect, to invest his or her deferred compensation in shares of the Company’s common stock. Funds in this account are credited as hypothetical shares of the Company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be paid and reinvested in additional hypothetical shares based upon the market price of the Company’s common stock on the date the dividends are paid. Actual shares are issued only when a director ends his or her service on the Board.

•	Interest Account. Through December 31, 2010, amounts in this account earned interest at a rate equal to 120% of the long-term applicable federal rate, as published by the Internal Revenue Service.

Stock Ownership Policies

Pursuant to the Company’s Director and Executive Stock Ownership Guidelines, a stock ownership goal for each director is determined on an individual basis, first in dollars equal to five times the director’s compensation, and then by converting that amount to a fixed number of shares. Each director has five years to attain the target number of shares. A copy of these Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Stock Retention Requirements.    Until directors reach their targeted share ownership, they are required to retain any shares that they owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the Company’s director compensation programs. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the director sells or trades to cover the exercise costs. If the director transfers an award to a family member, the transferee will be subject to the same retention requirements.

The following table sets forth compensation information for all of the Company’s directors for the fiscal year ended December 31, 2010:

Director Compensation Table for 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Mr. Baltimore	1,250	130,000	131,250
Mr. Branch	26,250	110,000	136,250
Mr. Button	16,000	110,000	126,000
Mr. Cavanaugh	20,000	110,000	130,000
Ms. Cuneo	28,250	110,000	138,250
Mr. Eitel	65,000	65,000	130,000
Dr. Jischke	21,250	110,000	131,250
Mr. Shaw	81,250	65,000	146,250
Ms. Thurber	6,250	126,000	132,250
Mr. Woodward	33,250	110,000	143,250

(1)	Represents the aggregate grant date fair value of stock awards granted by the Company as computed under FASB ASC Topic 718. The fair value of the stock awards was equal to the stock price on the date of grant. Compensation in the form of stock awards includes the annual retainer and/or board meeting fees paid in shares and RSUs.

(2)	No options were granted to directors in 2010. The following table sets forth the aggregate number of outstanding option and stock awards held by the Company’s non-employee directors as of December 31, 2010:

Name	Number of Options	Number of RSUs	Number of DIU Awards (a)	Number of DIURP Awards (a)
Mr. Baltimore	—	9,836	—	—
Mr. Branch	10,292	5,074	3,000	7,000
Mr. Button	10,292	5,074	3,000	7,000
Mr. Cavanaugh	10,292	5,074	3,000	7,000
Ms. Cuneo	10,292	5,074	3,000	7,000
Mr. Eitel	5,146	5,074	500	7,000
Dr. Jischke	5,145	5,074	—	5,000
Mr. Shaw	7,718	5,074	1,000	6,500
Ms. Thurber	—	5,074	—	—
Mr. Woodward	10,291	5,074	2,500	7,500

(a)

The Company granted awards under the 1995 Dividend Increase Unit Plan from 1995 to 2004. Dividend increase units, or “DIUs,” represent the right, upon exercise, to receive shares of common stock having a value determined by calculating the dividend yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such dividend yield. All outstanding DIUs are now fully vested and remain exercisable during the original 10-year term. In 2005, certain DIUs were replaced with a substitute award under the 2005 DIU Replacement Plan, or “DIURP,” having substantially identical terms, except that the DIURP awards payout in shares as they vest. The above table reflects the number of outstanding DIU and DIURP awards held by each director as of December 31, 2010. No DIU and DIURP awards were granted during 2010 as the Company no longer grants such awards. The DIU and DIURP awards had no value as of December 31, 2010.

(3)	The following table summarizes the grant-date fair value of equity awards made to non-employee directors during 2010. The fair value of the stock awards was equal to the stock price on the date of grant in accordance with FASB ASC Topic 718:

Name	Annual Retainer and Board Meeting Fees Paid in Shares ($)	RSUs ($)
Mr. Baltimore	80,000	50,000
Mr. Branch	60,000	50,000
Mr. Button	60,000	50,000
Mr. Cavanaugh	60,000	50,000
Ms. Cuneo	60,000	50,000
Mr. Eitel	15,000	50,000
Dr. Jischke	60,000	50,000
Mr. Shaw	15,000	50,000
Ms. Thurber	76,000	50,000
Mr. Woodward	60,000	50,000

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, or the Audit Committee, is composed of four directors, each of whom is independent under Securities and Exchange Commission, or SEC, Rule 10A-3 and the listing standards of the New York Stock Exchange. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. The Board of Directors has determined that each of Mr. Barrington H. Branch, Mr. Jack R. Shaw, Ms. Lynn C. Thurber and Mr. Robert J. Woodward, Jr. is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP, or KPMG, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department and KPMG. The Audit Committee met with management and KPMG to review and discuss the Company’s 2010 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 114, The Auditor’s Communications with Those Charged with Governance. Management and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the Company’s critical accounting policies; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. The Audit Committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services provided by KPMG to the Company and the related fees for such services, and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the SEC.

Audit Committee

Jack R. Shaw, Chairman

Barrington H. Branch

Lynn C. Thurber

Robert J. Woodward, Jr.

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

FEES PAID TO INDEPENDENT ACCOUNTANTS

The Company incurred the following fees for services rendered by KPMG, the Company’s independent accountants, during 2010 and 2009:

Audit Fees:    $1,121,919 for 2010 and $1,022,746 for 2009.

Audit-Related Fees:    $27,000 for 2010 and $26,000 for 2009. These fees include employee benefit plan audits and other accounting related consultation.

Tax Fees:    $7,500 for 2010; none for 2009.

All Other Fees:    None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for non-audit services. Under that policy, the committee pre-approved the following services:

•	Tax consulting services in an amount not to exceed $30,000 per year;

•	Audits of the Company’s employee benefit plans in an amount not to exceed $40,000 per year; and

•	Accounting and compensation consulting services in an amount not to exceed $20,000 per year.

Any services in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chairman, with a review by the Audit Committee at its next scheduled meeting.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2010. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of the Company’s financial statements were compatible with the maintenance of independence of KPMG as the Company’s independent public accountants.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Each member of our Executive Compensation Committee is independent, as determined by the Board of Directors and based on the NYSE listing standards. As members of the Executive Compensation Committee, we have primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the Company. As part of that responsibility, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement.

Executive Compensation Committee

Ngaire E. Cuneo, Chairman

Geoffrey A. Button

Dr. Martin C. Jischke

The information contained in the Report of the Executive Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Executive Compensation Committee consists of three independent directors: Ms. Ngaire E. Cuneo, Mr. Geoffrey A. Button and Dr. Martin C. Jischke. No member of the Executive Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board, nor has such interlocking relationship existed in the past.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis beginning on page 23, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our key business objectives, and closely aligns the interests of our executives with the interests of our shareholders. In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong or when our stock price decreases. We believe the 2010 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 23 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 37, and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the committee or create or imply any additional fiduciary duty by our directors. Our Board and Executive Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The non-binding resolution to approve the compensation of the Company’s executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

PROPOSAL THREE: ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES

ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory say-on-pay vote on the compensation of our named executive officers. By voting on this Proposal Three, shareholders may indicate whether they would prefer an advisory say-on-pay vote on named executive officer compensation once every one, two, or three years.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore the Board recommends that you vote for a one-year interval for the advisory say-on-pay vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We believe that say-on-pay votes are a communication vehicle, and communication can be most useful when it is received frequently. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this proposal.

Please mark on the Proxy Card your preference as to the frequency of holding shareholder advisory votes on executive compensation, as either every year, every two years, or every three years, or you may abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s shareholders.

A scheduling vote similar to this Proposal Three will occur at least once every six years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR EVERY ONE YEAR” ON PROPOSAL THREE.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, or “CD&A”, under the heading “Executive Compensation,” is a series of tables containing specific data about the compensation earned in 2010 by the following individuals, whom we refer to as our named executive officers:

•	our Chairman and Chief Executive Officer, Dennis D. Oklak;

•	our Executive Vice President and Chief Financial Officer, Christie B. Kelly;

•	our Executive Vice President, General Counsel and Corporate Secretary, Howard L. Feinsand;

•	our Executive Vice President, Construction, Steven R. Kennedy; and

•	our Senior Regional Executive Vice President, James B. Connor.

Executive Summary

Our Business.    Duke Realty Corporation is a self-administered and self-managed REIT headquartered in Indianapolis, Indiana. As of December 31, 2010, our diversified portfolio of 793 rental and development properties encompasses approximately 140.5 million rentable square feet and is leased by a diverse base of approximately 3,500 tenants whose businesses include manufacturing, retailing, wholesale trade, distribution, healthcare and professional services. As a fully integrated commercial real estate firm, we provide in-house leasing, management, development and construction services. We also own, directly and through joint ventures, approximately 4,800 acres of land and control an additional 1,650 acres through purchase options.

Our Business Plan.    For 2010, our business plan focused on distinct operations, asset and capital strategies.

•

Our operational focus for 2010 was to maximize cash from operations and Funds From Operations (“FFO”), through (1) maintaining and increasing property occupancy and rental rates; (2) selectively developing new pre-leased medical office and build-to-suit projects at accretive returns; (3) leveraging our construction expertise to act as a general contractor or construction manager on a fee basis; and (4) providing a full line of real estate services to our tenants and to third parties.

•	Our asset strategy was to selectively reposition our investment among product types and further diversify our geographic presence.

•

Our capital strategy was to maintain a strong balance sheet by actively managing the components of our capital structure, in coordination with the execution of our overall operating and asset strategies, while continuing to maintain investment grade ratings from our credit rating agencies and improving the key metrics that drive such credit ratings.

Summary of 2010 Financial and Operational Results.    Overall, 2010 was a successful year in all aspects of our strategic focus. The efforts in our operations, asset and capital strategies contributed overall to our positive performance. As illustrated by the following highlights, we made significant progress in 2010 towards our longer term strategic objectives.

•

Operations Strategy:    The economic environment continued to present challenges throughout the year. Our leadership team focused on the lease-up of our portfolio as well as securing development starts within our established investment parameters including medical office and build-to-suit investments to drive operating performance. Even with the challenges, during 2010 we had our highest total leasing volume since 2007. Our strong leasing activity enabled us to offset rental rate roll downs prevalent across most of our markets and achieve slightly positive net operating income growth. We limited our new development starts to selected projects in markets or product types expected to have strong future rent growth and demand or projects that have significant pre-leasing.

•

Asset Strategy:    We made significant progress during 2010 on our asset strategy of increasing our industrial and medical office portfolio while reducing our exposure to suburban office properties, primarily through our disposition and acquisition activity. Key success factors included the leadership of our executives, leveraging relationships to execute off-market transactions, remaining disciplined on investment and disposition criteria established in our strategic roadmap together with mobilizing our capital transactions team.

•

Capital Strategy:    We executed a number of significant transactions in support of our capital strategy during 2010 in order to optimally sequence our unsecured debt maturities and support our acquisition strategy.

Our Strategy to Prepare for an Improving Economy.    While 2010 began with tremendous uncertainty surrounding economic recovery, a challenging political environment and continued volatility in the global capital markets, we were able during the year to make significant strides to reposition the Company for growth with an upturn in the overall economy. Management and the Board of Directors continued to respond to the financial market crisis and its impact on the Company’s business by adjusting our business strategy and financial goals to the current economic conditions and future needs of the Company. Among other things, the Company took steps to further deleverage its balance sheet, adjust its asset distribution strategy, and diligently manage its operating costs. Our 2010 performance goals established at the beginning of the year for our compensation program were set with a wide range between threshold and superior performance. Superior-level performance goals were established significantly above our expected results. Performance metrics throughout our business were also refined and directly aligned with our strategy and focus on cash.

In keeping with the Committee’s long-held compensation philosophy of pay for performance, the 2010 compensation of named executive officers was based on the Company’s business results and total shareholder return, both in the amount of annual bonus earned and the value of long-term equity awards. For example:

•

The aggregate payout for 2010 annual bonuses for our named executive officers was 132% of target (compared to an aggregate payout in 2009 of 83.91% of target). This was largely a reflection of our strong performance across our operations, asset and capital strategies as discussed above, which formed the basis for Company-wide financial and operational metrics that were used to determine bonus payouts. These results collectively determined 80% of the annual bonus for Messrs. Oklak, Feinsand and Kennedy and Ms. Kelly, and the Company-wide operating strategy results determined 45% of the annual bonus for Mr. Connor.

•

The increase in adjusted Funds from Operations, or AFFO, and the increase in our stock price plus reinvested dividends over the course of 2010 will directly affect the amount our named executive officers will earn from their outstanding performance shares, which measure these results over a two-year and three-year period, respectively.

•	No performance shares were paid in 2010 under the Shareholder Value Plan based on our total shareholder return for the period 2007-2009.

•	None of the outstanding stock options or DIU and DIURP awards held by our named executive officers and others had any current value as of December 31, 2010.

In addition, in light of economic conditions and the Company’s efforts to reduce operating costs, in 2009 Mr. Oklak asked that his compensation package be reduced from a level the Committee considered to be competitive at that time. Accordingly, effective in August 2009, Mr. Oklak’s total direct compensation was adjusted, to reflect: (1) a reduction in his annual base salary by $220,000 (from $720,000 to $500,000); (2) a reduction in his annual incentive bonus target from 130% to 125% of his annual base salary; and (3) a reduction in his overall target annual long-term incentive grant value from 250% to 175% of his annual base salary. These reduced levels remained in effect throughout 2010. Due to improving economic conditions and the Company’s performance in 2010, and reflective of Mr. Oklak’s level of responsibility, his annual base salary was increased to $700,000, effective in February 2011, his annual incentive bonus target for 2011 was reinstated to 130% of base salary, and his target annual long-term incentive grant value was increased to 270% of base salary effective in 2011.

The Company and the Committee also took steps to appropriately adjust management compensation for 2010. Specifically, as discussed later in this CD&A:

•

The Committee elected to freeze the base salaries of our named executive officers for 2010 and a similar salary freeze was instituted for most of the senior management team. This was the second year in a row that base salaries for these groups were frozen. Due to improving economic conditions and the Company’s performance in 2010, consideration for annual merit increases for senior executives resumed, and base salaries were adjusted for certain individuals in 2011.

•

To maintain the focus on retention of key talent, the Committee elected to make the 2010 long-term equity grants to employees other than certain senior officers solely in RSUs that have a five-year vesting period. RSUs tend to have strong retention value for employees, even when our stock price declines, and require fewer shares to deliver the same grant value as stock options.

•

With respect to our officers at the level of executive vice president or above who are also members of the Company’s executive committee, including our named executive officers, the Committee made a commitment that, beginning in 2010, at least one-third of the annual long-term equity grants will consist of performance-based awards. Consequently, the long-term equity grants made to these executive officers in 2010 consisted of performance shares under a new Performance Share Plan (representing one-third of the total grant-date value) and service-based RSUs with a five-year vesting period (representing two-thirds of the total grant date value).

Continuous Improvement in Compensation Practices. We implemented several new compensation practices in fiscal 2010 and we also maintained several long-standing compensation practices that we believe contribute to good governance. For example:

•

We formalized the process in 2010 used to evaluate risks associated with our compensation programs. As described on page 45, the Committee completed a formal review of assessments by management and its compensation consultant relating to compensation risk. The Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

•

Our compensation consultant is retained directly by and reports to the Committee. Our compensation consultant did not provide any services in 2010 to the Company beyond the scope of its engagement with the Committee.

•	We adopted a Compensation Recoupment Policy (sometimes called a “clawback policy”), which is described more fully on page 35.

•

Our compensation programs encourage employees to build and maintain an ownership interest in the Company. We have established specific stock ownership guidelines for named executive officers, as described more fully on page 35.

•	We do not provide tax gross-up protection for change in control excise taxes to our named executive officers.

•	Our equity incentive plan expressly prohibits repricing of options or SARs (directly or indirectly) without prior shareholder approval.

•

Our equity incentive plan was amended in 2011 to provide for “double-trigger” vesting in the context of a change in control for awards granted in 2011 and later. The performance shares granted in 2010 also have double-trigger change-in-control vesting provisions.

•	Our annual bonus plan is performance-based and has appropriate caps on bonus payouts. We do not have a practice or intention of changing performance metrics mid-cycle.

•

None of our directors or executive officers engages in hedging activities involving Company stock. To formalize this position, we amended our securities trading policy to expressly prohibit any employee, officer or director from engaging in hedging activities involving Company stock, such as puts, calls or other derivative transactions. In addition, our securities trading policy was amended to generally prohibit margin loans involving Company stock.

Our Compensation Program in a Nutshell.    The following provides a brief overview of our fiscal 2010 compensation program as detailed later in this CD&A:

•

The main objectives of our compensation program are paying for performance, aligning our named executive officers’ interests with those of our shareholders, and attracting and retaining qualified executives who can help us achieve and expand our business objectives.

•

There were no material changes to our compensation philosophy, objectives, or components from 2009 to 2010 for our named executive officers, except that we added a performance component to our long-term incentive opportunity and changed and expanded the number of performance metrics used to determine annual incentive awards.

•	Our Executive Compensation Committee makes all final compensation decisions regarding our named executive officers.

•

The Executive Compensation Committee engages an independent compensation consultant to provide expertise on program design and implementation. Our Chief Executive Officer also provides input on compensation programs and policies and makes recommendations to the Committee with regard to compensation for our named executive officers other than himself.

•

The total direct compensation awarded to our named executive officers in 2010 consisted of base salary, annual cash incentive bonuses, and long-term incentives consisting of restricted stock awards and performance shares.

•

We encourage pay for performance with a short-term incentive program that provides for cash payments based on achievement of financial and operational goals by the Company as well as on individual performance measures. The fiscal 2010 financial/operational performance goals for our named executive officers were designed to directly enhance our primary operational goal for the year (maximizing cash from operations) and our longer-term strategies to deleverage our balance sheet and reposition our asset mix. For our named executive officers, the average aggregate payout for fiscal 2010 annual bonuses was 132% of target.

•

We encourage alignment of our named executive officers’ interests with those of our shareholders through the award of long-term equity grants. In fiscal 2010 this element of compensation to our named executive officers was awarded two-thirds in restricted stock awards that vest ratably over a five-year period and one-third in performance shares that vest based on AFFO per share (measured over a two-year period) and total shareholder return performance (measured over a three-year period).

•

Other than an annual executive physical outside of the regular healthcare plan, our named executive officers participate in the same welfare benefit programs at the same cost as other salaried employees.

•

We generally do not enter into employment agreements with our executive officers. However, a small number of officers, including all of our named executive officers, have letter agreements that provide severance that is conditioned on the officer’s compliance with post-termination restrictive covenants, including covenants not to solicit our customers or employees, not to go to work for our competitors, and not to disclose our confidential information and trade secrets.

Overview of Executive Compensation Philosophy and Objectives

We have designed our executive compensation program, under the direction of the Executive Compensation Committee of the Board of Directors, or the Committee, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program is designed to:

•	provide total compensation opportunities with a combination of compensation elements that are competitive,

•	tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our key business objectives, and

•

align shareholder interests and executive rewards by tying a significant portion of each executive’s compensation opportunity to pay for performance standards designed to increase long-term shareholder value.

Role of the Committee and its Consultants

The Committee has primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the Company. As part of that responsibility, the Committee reviews on an individual basis the performance of each of the named executive officers. The Committee also oversees the design, implementation and administration of the Company’s equity-related compensation plans. A more complete description of the Committee’s functions is set forth in the Committee’s charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Each of the three members of the Committee is independent, as determined by our Board of Directors and based on the NYSE listing standards. Their independence from management allows the Committee members to apply independent judgment when designing and overseeing our compensation program and in making pay decisions.

To assist in evaluating the compensation practices at the Company, the Committee regularly uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2010, the Committee engaged Frederic W. Cook & Co. to review compensation recommendations submitted by the Company and assist the Committee in allocating our executives’ targeted total direct compensation among base salary, annual incentive bonus opportunity and long-term incentive opportunity. These processes are described below.

Assessing the Competitive Marketplace

To ensure that our executive officer compensation is competitive in the marketplace, in 2010 the Executive Compensation Committee reviewed market data provided by FPL Associates from a peer group consisting of 15 public REITs that are similar in the size to the Company in terms of total capitalization and umbrella partnership REIT market capitalization. The total capitalization (market value of common stock, preferred stock, operating partnership units and balance sheet long-term debt) of this peer group ranges from approximately $2.5 billion to $12.8 billion, with a median of $8.0 billion (as of October 6, 2010). The Company’s total capitalization of $7.8 billion (also as of October 6, 2010) is materially consistent with the median of the peer group.

The companies included in the REIT compensation peer group are as follows:

•	Alexandria Real Estate Equities, Inc.

•	AMB Property Corporation

•	Apartment Investment and Management Company

•	AvalonBay Communities, Inc.

•	Brandywine Realty Trust

•	CBL & Associates Properties, Inc.

•	Corporate Office Properties Trust

•	DCT Industrial Trust Inc.

•	Health Care REIT, Inc.

•	Kimco Realty Corporation

•	Liberty Property Trust

•	The Macerich Company

•	Mack-Cali Realty Corporation

•	Regency Centers Corporation

•	Ventas, Inc.

How the Company Uses Benchmarking Data

The first step in setting the amounts and allocations of compensation to our named executive officers is a review of market data derived from our REIT peer group. The Executive Compensation Committee reviews the median compensation levels provided by FPL from the compensation peer group companies for each component of pay, including base salary, annual incentive bonus, total cash compensation (which includes both base salary and annual incentive bonus), long-term compensation, and total remuneration for each executive officer position at the Company. The Committee’s objective related to executive compensation is to provide compensation opportunities with a combination of elements that are at or above competitive median opportunities. In making actual pay decisions within the range of these median parameters, the Committee considers each executive’s experience level and job performance; his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at compensation peer group companies; the Company’s performance; internal pay equity; and other circumstances unique to the Company. In considering these qualitative and quantitative factors, there is an inherent amount of subjectivity exercised by the Executive Compensation Committee in order to reflect its view of what is appropriate and fair under the circumstances of our Company and our executive officers.

Determining Individual Compensation Levels and Pay Mix

The basic elements of our total direct compensation program consist of: (1) base salary, which is paid in cash and is an element of “fixed” compensation in the sense that it does not vary based on performance, (2) annual incentive bonus, which is paid in cash, but is “variable” compensation in the sense that the payout varies based upon the executive officer’s performance against prescribed annual goals, and (3) long-term incentives, which in 2010 were delivered in the form of RSUs and performance shares ultimately settled in shares of our common stock. This form of long-term incentive is considered “variable” compensation in the sense that its value is dependent on variations in the Company’s stock price as well as, in the case of performance shares, performance against operational and financial goals.

The following table summarizes the categories of these forms of compensation:

	Fixed	Variable Based on Performance	Variable Based on Stock Price
Cash	Base salary	Annual incentive bonus

Equity		Performance shares	RSUs and performance shares

We tailor our compensation program each year to provide what we consider to be a proper balance of the various elements, taking into consideration the competitive market data for our REIT peer group and the rank and responsibility of each employee.

With the input of Frederic W. Cook & Co., the Committee allocated each executive’s targeted total direct compensation among base salary, annual incentive bonus opportunity and long-term incentive opportunity.

We believe that a significant percentage of our executives’ compensation should be at risk and subject to performance, and that such percentage should increase with the executive’s level of responsibility. We also attempt to balance the short and long-term focus of our corporate executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity.

To illustrate how we apply this strategy, the table below shows the allocations of total direct compensation for our named executive officers that applied with respect to fiscal year 2010, based on target opportunity values in the case of variable cash awards and grant date award values in the case of equity awards.

	Fixed(1)/Variable(2)	Cash(3)/Equity(4)	Short-Term(3)/Long-Term(4)
Mr. Oklak	25% / 75%	56% / 44%	56% / 44%
Ms. Kelly	27% / 73%	57% / 43%	57% / 43%
Mr. Feinsand	30% / 70%	64% / 36%	64% / 36%
Mr. Kennedy	30% / 70%	62% / 38%	62% / 38%
Mr. Connor	31% / 69%	63% / 37%	63% / 37%

(1)	Base salary.

(2)	Annual cash incentives plus long-term equity-based incentives.

(3)	Base salary plus annual cash incentives.

(4)	Long-term equity-based incentives.

Differential of Compensation Among Named Executive Officers

Each year, the Committee reviews a report that shows the target total direct compensation (consisting of the midpoint of the base salary range and the targeted annual incentive and annual long-term incentive bonuses) of each named executive officer, expressed as a percentage of the targeted total direct compensation of our CEO. For example, in 2010, the targeted total direct compensation for each of the named executive officers (expressed as a percentage of Mr. Oklak’s targeted total direct compensation for 2010) was as follows: 53% for Ms. Kelly, 38% for Mr. Feinsand, 37% for Mr. Kennedy, and 35% for Mr. Connor. The Committee considers these percentages as a means of testing for “internal pay equity,” and to make sure that the proportionate pay differential is maintained within the bounds of what the Committee considers to be appropriate in the context of our Company and our executive officers. The ratios that the Committee considers at the beginning of each year are based upon assumed target level performance. Actual performance typically results in variations from the assumed ratios.

Analysis of 2010 Compensation Decisions

The Committee assesses the individual performance of the executive officers, including the CEO, in addition to the financial and operational results of the Company, and, for Mr. Conner, of his region, against annual objectives. In regards to the CEO, the Committee is responsible for reviewing the achievement of individual goals and objectives, evaluating the CEO’s overall performance, and setting the CEO’s compensation based on this evaluation. Among other things, in particular with respect to the CEO, the Committee evaluates strategic vision and leadership, the Company’s financial and operational results, the executive’s ability to make long-term decisions that create competitive advantage and position the Company as a leading REIT, and overall the executive’s effectiveness as a leader and role model.

Individual performance, as discussed below, is one of the considerations in setting the base salaries of our named executive officers. Because our officers’ annual and long-term incentive opportunities are determined by reference to a percentage of base salary, the individual performance assessments are also indirectly reflected in the annual and long-term incentive elements of our compensation program. For our named executive officers, 10% to 20% of the annual incentive bonus is directly tied to individual performance. Regional performance accounts for 45% of Mr. Connor’s annual incentive bonus, reflecting his role as a regional executive vice president.

CEO Individual Performance.    At the beginning of each year, the Committee reviews and approves individual goals for Mr. Oklak. These goals relate to financial and operational performance, implementation of strategic initiatives and personnel development and recruitment. For example, in 2010, Mr. Oklak’s individual goals included, among others: controlling overhead costs, aligning individual goals of executive officers with the Company’s strategic plan, continuing to improve communication to investors and analysts, board member recruitment, and CEO succession planning. After the end of each year, the Committee assesses Mr. Oklak’s performance against his individual goals for the prior year. This assessment is taken into account in setting his base salary for the current year.

Other Executive Officers’ Individual Performance.    At the beginning of each year, Mr. Oklak makes recommendations to the Committee for individual performance goals for each named executive officer. These vary considerably from one executive to another, as a reflection of their different roles within the Company, and are reviewed and approved by the Committee.

For example, as the Company’s chief financial officer, Ms. Kelly’s individual goals for 2010 focused on defining a 3-5 year capital strategy and other goals and actions needed to achieve long-term Company strategic objectives, making significant progress in executing the Company’s long-term asset strategy, defining and implementing a best-in-class investor relations program, continuing to develop the finance organization and leadership team, and contributing to the community and the commercial real estate industry in a meaningful manner. Mr. Feinsand had individual goals tailored to reflect his responsibilities as it relates to the Company’s legal, general corporate, risk management, compliance, financial transactions and real estate matters, including managing succession planning within his division, providing high level legal advice on corporate, financial and real estate matters, supervising material litigation, serving as direct support for banking and capital markets activities, and managing enterprise risk including property, casualty, and liability insurance. Mr. Kennedy also had individual goals tailored to reflect his responsibilities related to the Company’s construction matters, including executing on budgeted development starts and in-place construction volume, identifying and executing on third-party construction, managing expenses, and other operating efficiency initiatives. Mr. Connor had individual and regional goals tailored to reflect his responsibilities related to the Company’s Midwest Division, including goals in the following areas: occupancy and AFFO, return on real estate assets and lease quality, third party construction and development, personnel development and succession management, managing expenses, and other operating initiatives.

Although individual goals are mapped to align with Company, regional, and business unit priorities, the assessment of their achievement is necessarily more subjective than for the financial and operational goals that make up the Company’s overall performance objectives. Based upon his evaluation, the CEO reports to the Committee his assessment of the individual performance of each executive officer other than himself. This assessment is taken into account in setting base salaries for our officers for the next year. In addition, as discussed below, individual performance accounts for 10% to 20% of these officers’ annual incentive bonus determination for the most recently completed year.

Base Salaries.    Base salaries paid to the Company’s executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The base salaries are reviewed annually by the Committee and are adjusted from time to time to recognize the officer’s level of responsibility, outstanding individual performance, promotions and internal and external equity considerations. The Committee elected to freeze the base salaries of our named executive officers for 2009 and again in 2010. As discussed above, due to improving economic conditions and the Company’s performance in 2010, consideration for annual merit increases for senior executives resumed, and base salaries were adjusted as appropriate for 2011.

Annual Cash Incentives.    The Company pays annual incentive bonuses to reward executives for achieving or surpassing annual performance goals which are directly related to our key financial and operational objectives for the year and for execution of specific strategies of the Company. At the beginning of each year, the Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall Company leverage, annual capital recycling goals, the capital market environment, specific platform issues, and other considerations.

Each named executive officer has a target bonus potential, expressed as a percentage of base salary, that is based on his or her role and responsibilities, internal equity considerations, and external competitive compensation data as reviewed from time to time. Bonuses are paid in cash in February, for the prior year’s performance, and are based upon the Committee’s assessment of the Company’s overall performance against goals and each executive’s individual (and, if applicable, regional) performance goals approved by the Committee, with a higher emphasis on overall Company performance for the most senior executives.

Overall Company performance in 2010 for our top four executive officers (Messrs. Oklak, Feinsand and Kennedy and Ms. Kelly) was determined using three components, relating to our operational, capital and asset strategies, respectively. The operational component was, in turn, based on three subcomponents: one that measures the Company’s average annual growth in adjusted funds from operations, or AFFO, one that measures the average lease up occupancy of our overall real estate portfolio, and one that measures annual change in same property net operating income, each as described in more detail below. We selected these measures because they directly impact and are indicative of our success in achieving our primary financial and operational objectives for 2010: namely, increasing profitability by maximizing cash from operations.

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Adjusted Funds From Operations (AFFO) is calculated as recurring Funds From Operations (FFO) less recurring building improvements and second generation capital expenditures and adjusted for certain non-cash items such as straight-line rental income, non-cash interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures. FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT such as Duke Realty Corporation. The Board of Governors of the National Association of Real Estate Investment Trusts created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with United States generally accepted accounting principles, or GAAP. FFO is a non-GAAP financial measure. The most comparable GAAP measure is net income (loss) attributable to common shareholders. FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

•	Average Lease Up Occupancy is the average square feet represented by signed leases divided by the total average square feet of our overall real estate portfolio.

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Same Property Net Operating Income represents the year-over-year percentage change in property level net operating income for all properties that have been in service for 24 months or longer and that have not had an individual gross lease termination fee in excess of $250,000 during the last 24 months.

The following table shows the performance goals and weightings of the 2010 annual incentive bonus opportunities for Messrs. Oklak, Feinsand and Kennedy and Ms. Kelly.

	Weighting	2010 Annual Incentive Targets
		Threshold	Target	Superior	Actual
Operating Strategy
• Adjusted FFO/Share	20%	$.60	$.68	$.76	$.76
• Average Lease Up Occupancy	20%	84.0%	85.5%	87.0%	88.2%
• Same Property Net Operating Income	20%	(4.6)%	(2.8)%	(1.0)%	0.9%

Capital Strategy	10%	Subjective assessment of progress
towards achieving the following
longer-term goals: (1) ratio of debt
plus preferred equity to gross book
assets of 45% or less, and (2) ratio of
		debt to EBITDA of below 6.0 times.

Asset Strategy	10%	Subjective assessment of progress towards achieving a change in product type mix to 60% industrial, 25% office, and 15% medical office.

Individual Goals	20%	Subjective assessment of achievement of individual goals for 2010 as discussed above.
Total	100%

The following table shows the performance goals and weightings of the 2010 annual incentive bonus opportunity for Mr. Connor.

	Weighting	2010 Annual Incentive Targets
		Threshold	Target	Superior	Actual
Operating Strategy
• Adjusted FFO/Share	15%	$.60	$.68	$.76	$.76
• Average Lease Up Occupancy	15%	84.0%	85.5%	87.0%	88.2%
• Same Property Net Operating Income	15%	(4.6)%	(2.8)%	(1.0)%	0.9%

Regional Goals	45%	A mix of financial and operational
goals applicable to our Midwest
Region, principally AFFO ($244
million target, $265.9 million
actual), Same Property NOI growth
((5)% target, (2.46)% actual) and
Average Occupancy (88.62% target,
		89.08% actual).

Individual Goals	10%	Subjective assessment of achievement of individual goals for 2010 as discussed above.
Total	100%

Financial component target levels set for our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

The following table shows the target annual incentive bonus for 2010 for each of our named executive officers and the actual award earned, in each case expressed as a percentage of base salary:

Name	Target Annual Bonus (as a % of Salary)	Actual Annual Bonus (as a % of Salary)
Mr. Oklak	125%	163%
Ms. Kelly	110%	143%
Mr. Feinsand	110%	141%
Mr. Kennedy	105%	137%
Mr. Connor	105%	153%

Long-Term Incentive Awards.    The objectives of the Company’s long-term incentive compensation program are to:

•	reward achievement over a multi-year period;

•	align the interests of executives with those of shareholders by focusing executives on the shareholder return performance of the Company; and

•	provide a retention mechanism through multi-year vesting.

The Committee oversees grants of long-term incentives on an annual basis and at such other times as may be warranted. A target long-term incentive award value is established for each executive, as a percentage of base salary. The Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive’s level of responsibility within the Company and internal and external equity considerations.

The long-term equity awards made to our named executive officers in February 2010 consisted of a combination of RSUs and performance share awards.

RSUs.    Due to the need to retain key talent and to manage the usage of shares in our stock plan, the Committee elected to make two-thirds of the long-term incentive grants in 2010 in the form of RSUs. RSUs provide the Company’s executive officers with long-term incentive opportunities that are aligned with the shareholder benefits of an increased common stock value. In addition, RSUs are aligned with performance because they allow the holder to share in total shareholder return, both through share price appreciation and dividends. They are directly aligned with shareholders because they have both upside opportunity, as well as downside risk. Compared to stock options, RSUs are less leveraged, but can have a stronger retention incentive because they continue to have some value even if the stock price declines after the grant date.

The RSUs granted in 2010 vest 20% per year over a five-year period, subject to the holder’s continued employment. During the vesting period, RSUs accumulate dividend equivalents, which are deemed to be reinvested in additional vested RSUs. Upon vesting, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the Company’s common stock and paid to participants.

Performance Share Awards.    In February 2010, the Committee adopted the 2010 Performance Share Plan or 2010 PSP, which is a subplan of the 2005 Incentive Plan. The 2010 PSP is designed to provide executive officers with long-term incentive opportunities directly related to financial performance objectives established by the Committee for each award. Performance shares granted under the 2010 PSP represent the right to earn actual shares of the Company’s common stock at the end of a performance cycle established for each grant of a 2010 PSP award. The actual number of shares to be earned with respect to an award is based upon the number of targeted performance shares, multiplied by a “payout percentage” determined by the level of performance against pre-established performance goals. Awards under the 2010 PSP may also provide for additional shares payable as dividend equivalents earned on performance shares that vest. No dividend equivalents are earned on performance shares that do not vest.

One-third of the total grant-date value of the long-term equity awards made to our named executive officers in February 2010 consists of performance shares under the 2010 PSP. These awards have two financial performance components, one that measures the Company’s average annual growth in AFFO over a two-year period beginning January 1, 2011, and one that measures our average annual total shareholder return (changes in stock price, inclusive of reinvested dividends) over a three year period beginning January 1, 2010. The following table shows the two performance metrics and the corresponding goals and payout percentages:

Average Annual Growth in AFFO per share—Weighted 50%
Performance Level	Targets	Payout Percentage
Superior	7% or more	150%
Target	4%	100%
Threshold	2%	50%
Less than Threshold	Less than 2%	0%

Average Annual Total Shareholder Return—Weighted 50%
Performance Level	Targets	Payout Percentage
Superior	17% or above	150%
Target	12%	100%
Threshold	6%	50%
Less than Threshold	Less than 6%	0%

For performance levels between threshold and target, and between target and superior, the payout percentages shall be interpolated. However, neither payout percentage may exceed 150%. The number of performance shares earned will be determined by combining the two metrics for an overall payout percentage.

The terms of the PSP awards granted in 2011 are the same as those granted in 2010, except that the Company’s average annual growth in AFFO will be measured over a three-year period, rather than a two-year period.

Other Compensation and Benefits.    The Company’s executive officers participate in benefits plans generally available to all other employees. The Company also provides certain benefits to its executive officers, such as automobile allowances and executive physical examinations that are outside the normal health care plan, or, in special situations, enhanced relocation benefits. In 2009, reimbursements for personal financial counseling services were suspended and car allowances were reduced. For additional information on these benefits made available during fiscal 2010, please see the Summary Compensation Table under the section entitled “Executive Compensation.”

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures;

•	A balanced weighting of the various performance measures, to avoid excessive attention on achievement of one measure over another;

•	Fixed maximum award levels for performance-based awards;

•

An assortment of methods for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term shareholder interests;

•	Guidelines designed to assure the independence of compensation consultants who advise the Committee, as described below;

•	A compensation recoupment policy and equity grant procedures, as described below; and

•	Stock ownership and retention guidelines applicable to all executive officers, as described below.

Compensation Consultants Independence Guidelines.    The Committee has adopted guidelines with respect to the engagement of independent executive compensation consultants to advise it in fulfilling its responsibilities. These guidelines, which can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com, are designed to safeguard the independence of the Committee’s consultant from the Company and management. In 2010, the Committee’s consultant, Frederic W. Cook and Co., or its affiliates did not provide any other services to the Company.

Compensation Recoupment Policy.    The Company has adopted a compensation recoupment policy under which executive officers and the chief accounting officer could be required to return to the Company certain compensation (such as a bonus or other variable compensation) to the extent it was earned based on inaccurate financial statements or other inaccurately calculated performance metrics. In that case, the Committee may take such action, subject to Board approval and applicable law, as it determines appropriate, to recover the difference between the amount actually paid to the executive officer and the amount that would have been paid based on the correct financial results or other performance metric. Also, if the Committee determines that any employee’s intentional or knowingly fraudulent or illegal conduct caused damage to the Company, the Committee may take such action as it determines appropriate to cancel or reduce any outstanding equity compensation awards, incentive compensation awards, or other benefits to which the employee is actually or contingently entitled, in an amount up to the damage to the Company. The Company’s Recoupment Policy is incorporated into the Code of Conduct that can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Stock Ownership and Retention Guidelines.    The Company’s senior executive officers are required to hold shares of common stock with a value equal to specified multiples of base salary, as shown below. This program assists in focusing executives on long-term success and shareholder value by requiring executives to hold Company stock over the long term.

Position	Base Salary Multiple	Time to Attain
Chief Executive Officer	6x	5 years
Executive Vice Presidents	4x	5 years

The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, first in dollars equal to a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. A copy of the Company’s stock ownership guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. Until the senior executive officers reach their ownership guidelines, they are required to retain shares that are owned on the date they became subject to the stock ownership guidelines and at least 75% of “net shares” delivered through the Company’s executive compensation plans. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the executive sells or trades to cover the exercise costs or to pay withholding taxes. If the executive transfers an award to a family member, the transferee will be subject to the same retention requirements.

Equity Grant Policies.    Our annual equity grants, including equity grants to named executive officers, are awarded effective as of February 10 of each year, with the grant value of an RSU and a 2010 PSP award, as applicable, equal to the fair market value of our stock as of the grant date. Having a pre-determined grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. The Committee periodically approves equity grants to newly hired employees or to employees receiving promotions. These interim grants generally occur on the February 10, May 10, August 10 or November 10 immediately following the date of hire or promotion, with the grant value of an RSU and a 2010 PSP award, as applicable, equal to the fair market value of our stock as of the grant date. The Committee is authorized to award special equity grants on other dates from time to time when the Company experiences exceptional performance results. The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation. The Company no longer awards stock options, and has never had any programs, plans or practices of awarding stock options and setting the exercise price based on the stock’s price on a date other than the actual grant date (or the closing price on the last preceding trading day when the grant date falls on a day when the stock markets are closed).

Employment and Severance Agreements

As a matter of business philosophy, the Company does not enter into employment agreements with its executive officers. However, the Company from time to time enters into letter agreements regarding executive severance with certain key officers. The Company enters into these agreements as a means of protecting the business interests of the Company by conditioning the right of a terminated officer to receive the severance benefits upon each officer’s compliance with a number of post-termination restrictive covenants, including covenants not to solicit our customers or employees, not to go to work for our competitors, and not to disclose our confidential information and trade secrets. By tying the right to receive severance to compliance with the restrictive covenants, we are able to provide a strong financial incentive for the former officer to not compete with us, to not disclose our confidential information and to not solicit our employees and customers. We believe that having these covenants in place and the likelihood that they will be honored are tangible benefits to our shareholders.

The letter agreements provide the highest severance payment in the case of an employment termination in connection with a change in control of the Company. It is natural, in the face of a pending change in control, for executives to be concerned and distracted by uncertainty as to their ongoing role in the organization after the transaction. The Company recognizes the importance of reducing the risk that these personal concerns could influence our executive officers when considering strategic opportunities that may include a change in control of the Company. We believe that the enhanced severance payments in the case of a change in control appropriately balance the potential harm to the Company from distraction or loss of key executives in connection with a potential corporate transaction that could benefit our shareholders.

For additional disclosure about the terms of the severance agreement, please see “Executive Compensation—Other Potential Post-Employment Payments.”

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, imposes a limitation on the deductibility of certain compensation in excess of $1 million paid to the chief executive officer and certain other highly paid executive officers. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) of the Code is fully deductible, without regard to the limits of Section 162(m). While the Committee considers the deduction limitation in designing compensation plans and overseeing awards under those plans, it also considers many other factors and retains the discretion to pay non-deductible amounts. The Committee believes that such flexibility best serves the interests of the Company and its shareholders by allowing the Committee to recognize and motivate executive officers as circumstances warrant. No non-deductible compensation was paid to our named executive officers in 2010.

EXECUTIVE COMPENSATION

The compensation of each named executive officer consists of annual base salary, annual cash and long-term equity incentive awards as specifically addressed above in the CD&A. The Company’s objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

With the exception of stock and option awards, the following table sets forth the compensation earned by or paid to each of the named executive officers of the Company during the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008. In the case of stock and option awards, this table reflects the aggregate grant date fair value of stock and option awards granted by the Company during these years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis D. Oklak	2010	500,000	986,875	—	812,500	7,144	2,306,519
Chairman & Chief Executive Officer	2009	635,385	1,800,000	—	400,000	24,030	2,859,415
	2008	718,461	1,343,708	583,333	548,240	41,568	3,235,310

Christie B. Kelly	2010	375,000	600,000	—	536,250	555,148	2,066,398
Executive Vice President & Chief Financial Officer	2009	304,327	500,000	—	275,000	75,112	1,154,439
	2008	N/A	N/A	N/A	N/A	N/A	N/A

Howard L. Feinsand	2010	325,000	390,000	—	459,250	5,044	1,179,294
Executive Vice President, General Counsel	2009	325,000	357,500	—	302,160	31,510	1,016,170
	2008	324,231	262,868	105,000	222,170	40,620	954,889

Steven R. Kennedy	2010	315,000	393,750	—	431,925	7,144	1,147,819
Executive Vice President, Construction	2009	315,000	393,750	—	292,780	23,541	1,025,071
	2008	315,000	328,584	131,250	188,641	32,573	996,048

James B. Connor	2010	310,000	374,612	—	475,000	6,799	1,166,411
Executive Vice President, Midwest Region	2009	N/A	N/A	N/A	N/A	N/A	N/A
	2008	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Represents the aggregate grant date fair value of Restricted Stock Unit (“RSU”), 2010 Performance Share Plan (“2010 PSP”) and option awards granted during the year as computed under FASB ASC Topic 718, including $2,612 incremental fair value for RSUs issued to Mr. Connor in 2010 pursuant to the Company’s option exchange, as discussed in footnote (3) to the Grants of Plan-Based Awards table below. The assumptions made in the valuation of the option awards are contained in the footnote captioned “Stock Based Compensation” to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The grant date fair value for Shareholder Value Plan awards in 2008 is computed based upon the probable outcome of the applicable performance conditions as of the date of grant ($293,708 for Mr. Oklak, $52,868 for Mr. Feinsand, $66,084 for Mr. Kennedy, and $60,420 for Mr. Connor). The following table discloses the grant date value of the Shareholder Value Plan awards assuming that the highest level of performance conditions was achieved. However, the actual payout percentage was zero for the 2008 award payable in 2011. No Shareholder Value Plan awards were granted in 2009 or 2010.

Named Executive Officer	Year	Maximum Value of Shareholder Value Plan Award ($)
Dennis D. Oklak	2008	1,750,000
Christie B. Kelly	2008	N/A
Howard L. Feinsand	2008	315,000
Steven R. Kennedy	2008	393,750
James B. Connor	2008	360,000

(2)	Represents the aggregate annual cash incentive bonus that is based upon the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year, as well as an individual performance component.

In previously filed Company Proxy Statements, the 2008 individual performance components of the bonus were included in the bonus column in the Summary Compensation Table, while the corporate performance components of the bonus were included in the Non-Equity Incentive Plan Compensation column. For 2009 and 2010, the entire bonus is reported in the Non-Equity Incentive Plan Compensation column.

(3)	All other compensation for 2010 is summarized in the following table.

Named Executive Officer	Tax Reimbursement Payments ($)(a)	All Other Compensation ($)(b)
Dennis D. Oklak	—	7,144
Christie B. Kelly	170,693	384,455
Howard L. Feinsand	—	5,044
Steven R. Kennedy	—	7,144
James B. Connor	—	6,799

(a)	The 2010 tax reimbursements related to moving and relocation expense, as described in footnote (b) below.

(b)	All other compensation includes the value of profit sharing contributions to the Company’s 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the Company, each valued at $10,000 or less for all named executive officers. With regard to Ms. Kelly, all other compensation includes $382,661 of moving and relocation expense reimbursements. After an extended search during 2008 and 2009, Ms. Kelly was identified as the best candidate to fill our Chief Financial Officer position, but the timing was such that it was extraordinarily difficult for her to sell her home in Redding, Connecticut, an area particularly affected by the housing market crisis. The Company determined that it was in its best interest to incur these enhanced relocation costs to facilitate Ms. Kelly’s move to Indianapolis where she could best fulfill her central duties as our new Chief Financial Officer. In addition, all other compensation includes the following perquisites: (1) an automobile allowance for Messrs. Oklak, Feinsand, Kennedy and Connor, and (2) a cell phone allowance of $600 or less for each named executive officer. Reimbursements for personal financial planning services were suspended in mid-year 2009.

Grants of Plan-Based Awards in 2010

The following table summarizes grants made to the named executive officers in 2010 under the Company’s plan-based awards:

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis D. Oklak	1/27/10	1/27/10	375,000	625,000	875,000	—	—	—	—	—
	2/10/10	1/27/10	—	—	—	15,725	31,449	47,174	62,898	986,875

Christie B. Kelly	1/27/10	1/27/10	247,500	412,500	577,500	—	—	—	—	—
	2/10/10	1/27/10	—	—	—	9,560	19,120	28,680	38,241	600,000

Howard L. Feinsand	1/27/10	1/27/10	214,500	357,500	500,500	—	—	—	—	—
	2/10/10	1/27/10	—	—	—	6,214	12,428	18,642	24,857	390,000

Steven R. Kennedy	1/27/10	1/27/10	198,450	330,750	463,050	—	—	—	—	—
	2/10/10	1/27/10	—	—	—	6,274	12,548	18,822	25,096	393,750

James B. Connor	1/27/10	1/27/10	179,025	325,500	471,975	—	—	—	—	—
	2/10/10	1/27/10	—	—	—	5,928	11,855	17,783	23,709	372,000
	6/7/10	1/27/10	—	—	—	—	—	—	63,702	2,612

(1)	Represents the 2010 annual cash incentive bonus that could be earned. See the description of the annual cash incentive award in the CD&A.

(2)	Represents the number of shares that could be earned under performance share awards granted during 2010 under the 2010 Performance Share Plan. 3,565 of the PSP units granted to Mr. Oklak on February 10, 2010 were part of an award granted in lieu of a portion of his 2009 cash bonus. See pertinent details regarding the payout of awards under the 2010 PSP in the section entitled Performance Share Awards included in the discussion of Long Term Incentive Awards in the CD&A.

(3)	Represents the number of RSUs granted during 2010 under the 2005 Incentive Plan. RSUs vest in five equal annual installments commencing on the first anniversary of the grant date. Dividend equivalents are paid on RSUs in the form of additional RSUs. The number of additional RSUs issued on each dividend payment date is equal to the amount of dividends that would be payable to the holders of the RSUs if the RSUs were shares of the Company’s common stock, divided by the closing price of the Company’s common stock on such date.

At Mr. Oklak’s election, 7,130 of the total RSUs granted on February 10, 2010 were granted to him in lieu of a portion of his 2009 cash bonus. Mr. Connor, who was not an executive officer at the time, participated in the Company’s option exchange offer that was approved by the shareholders at the 2010 Annual Meeting. 63,702 of the RSUs shown above for Mr. Conner were issued to him in exchange for 247,902 options surrendered by him in the exchange offer. The incremental value of such RSUs was $2,612. 57,014 and 6,688 of these RSUs will vest on June 7, 2012 and 2013, respectively.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2010:

		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, units or Other Rights That Have Not Vested ($)
Oklak, Dennis D.	1/31/01	26,042	—	24.263	1/31/11	—	—	—		—
	1/30/02	27,859	—	22.680	1/30/12	—	—	—		—
	2/19/03	35,175	—	24.691	2/19/13	—	—	—		—
	1/28/04	27,504	—	31.577	1/28/14	—	—	—		—
	2/10/05	51,450	—	31.402	2/10/15	—	—	—		—
	4/27/05	33,547	—	29.761	4/27/15	—	—	—		—
	2/10/06	84,812	21,203	34.130	2/10/16	2,884	35,940	—		—
	2/10/07	52,193	34,794	47.880	2/10/17	4,689	58,419	—		—
	2/10/08	132,238	198,356	23.340	2/10/18	34,395	428,561	—		—
	2/10/09	—	—	—	—	178,575	2,225,039	—		—
	2/27/09	—	—	—	—	48,092	599,226	—		—
	2/10/10	—	—	—	—	66,762	831,853	—		—
	2/10/10	—	—	—	—	—	—	16,690	(3)	207,963	(3)

Kelly, Christie B.	5/10/09	—	—	—	—	45,474	566,605	—		—
	2/10/10	—	—	—	—	40,590	505,753	—		—
	2/10/10	—	—	—	—	—	—	10,147	(3)	126,435	(3)

Feinsand, Howard L.	1/31/01	21,306	—	24.263	1/31/11	—	—	—		—
	1/30/02	22,794	—	22.680	1/30/12	—	—	—		—
	2/19/03	12,283	—	24.691	2/19/13	—	—	—		—
	1/28/04	9,605	—	31.577	1/28/14	—	—	—		—
	2/10/05	15,609	—	31.402	2/10/15	—	—	—		—
	2/10/06	20,088	5,021	34.130	2/10/16	683	8,509	—		—
	2/10/07	12,045	8,029	47.880	2/10/17	1,082	13,477	—		—
	2/10/08	23,804	35,703	23.340	2/10/18	6,879	85,710	—		—
	2/10/09	—	—	—	—	35,466	441,910	—		—
	2/10/10	—	—	—	—	26,384	328,744	—		—
	2/10/10	—	—	—	—	—	—	6,596	(3)	82,183	(3)

`Kennedy, Steven R.	1/31/01	7,766	—	24.263	1/31/11	—	—	—		—
	1/30/02	6,078	—	22.680	1/30/12	—	—	—		—
	2/19/03	5,583	—	24.691	2/19/13	—	—	—		—
	1/28/04	7,276	—	31.577	1/28/14	—	—	—		—
	2/10/05	24,883	—	31.402	2/10/15	—	—	—		—
	2/10/06	20,088	5,021	34.130	2/10/16	683	8,509	—		—
	2/10/07	15,056	10,036	47.880	2/10/17	1,352	16,848	—		—
	2/10/08	29,754	44,630	23.340	2/10/18	8,597	107,115	(3)		(3)
	2/10/09	—	—	—	—	39,063	486,730	—		—
	2/10/10	—	—	—	—	26,638	331,905	—		—
	2/10/10	—	—	—	—	—	—	6,659	(3)	82,976	(3)

Connor, James B.	2/10/06	—	—	—	—	706	8,794	—		—
	2/10/07	—	—	—	—	1,027	12,799	—		—
	2/10/08	—	—	—	—	3,930	48,968	—		—
	2/10/09	—	—	—	—	36,906	459,843	—		—
	2/10/10	—	—	—	—	25,165	313,562	—		—
	2/10/10	—	—	—	—	—	—	6,292	(3)	78,394	(3)
	6/7/10	—	—	—	—	65,656	818,071	—		—

(1)	Represents the number of unvested stock options as of December 31, 2010. All options vest and become exercisable in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment.

(2)	Represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan, including accumulated dividend equivalent RSUs, which vest as they accrue but are paid out when the host award vests. The market value indicated is based upon the closing price of the Company’s common stock on December 31, 2010 of $12.46 per share. With the exception of Mr. Connor’s RSUs granted on June 7, 2010, which vest according to the schedule described in the Grants of Plan Based Awards table, the RSUs vest in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment. Mr. Oklak’s February 27, 2009 award represents the number and market value of outstanding restricted stock granted in lieu of a portion of his 2008 cash bonus, which cannot be sold until three years after the grant date.

(3)	Represents the number of shares that would be earned at the threshold payout level, including dividend equivalent shares, for the awards granted in 2010 under the 2010 Performance Share Plan, and the market value of the shares as of December 31, 2010. These awards are payable in shares of common stock and potentially vest on December 31, 2012, subject to the recipient’s continued employment and the achievement of certain growth targets for the Company’s total shareholder return during the three-year performance period beginning January 1, 2010 and the Company’s average annual growth in adjusted FFO (AFFO) over a two-year period beginning January 1, 2011. The market value of the shares is based upon the closing price of the Company’s common stock of $12.46 per share on December 31, 2010.

Option Exercises and Stock Vested in 2010

The following table shows the number of shares acquired and the value realized upon vesting in 2010 of RSUs, including the value of dividend equivalents earned and vested in 2010 on all outstanding RSUs and performance units granted under the 2000 Performance Share Plan. No options were exercised by the named executive officers in 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis D. Oklak	73,258	788,173
Christie B. Kelly	15,360	196,620
Howard L. Feinsand	16,783	181,768
Steven R. Kennedy	17,997	194,585
James B. Connor	17,519	190,584

Nonqualified Deferred Compensation for 2010

The named executive officers’ nonqualified deferred compensation in 2010 consists of participation in one or more of the following plans: (1) the Company’s Executive Deferred Compensation Plan, or DC Plan; (2) the 2000 Performance Share Plan, or 2000 PSP; or (3) the 1995 Dividend Increase Unit Plan, or 1995 DIU Plan. The DC Plan continues in effect as the Company’s primary nonqualified deferred compensation plan. Certain of the named executive officers have undistributed awards under the 2000 PSP and the 1995 DIU Plan, although no further awards will be made under such plans. The 2000 PSP and the 1995 DIU Plan constitute deferred compensation plans in the technical sense that outstanding vested awards may be paid out in a future year.

Executive Deferred Compensation Plan.    The Company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. The Company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the Company. Executives are permitted to elect to defer up to 50% of base salary, 100% of annual cash incentive bonus, 100% of Shareholder Value Plan award payments and 100% of RSU awards. Participants are 100% vested in the participant deferrals and related earnings. Participants who retire on or after reaching age 50 will receive their DC Plan account balance based upon their election either in full or by partial lump-sum payment, and/or by annual installments of two to 15 years. A participant who terminates employment other than by retirement, death or disability will receive the undistributed portion of the account balance in a lump-sum payment. In the event of a participant’s death, the participant’s designated beneficiary will receive the undistributed portion of the account balance in a lump-sum payment. A participant may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five annual installments. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from a vested account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

2000 Performance Share Plan.    Awards under this plan were made in 2000 and 2004 in the form of performance units, all of which are now fully vested. Vested awards are not paid until retirement or termination of employment, and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, at the election of the participant.

1995 Dividend Increase Unit Plan.    The Company granted awards under the 1995 DIU Plan from 1995 through 2004, all of which are now fully vested. DIUs represent the right, upon exercise, to receive a cash payout determined by calculating the dividend yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such dividend yield.

The following table sets forth certain information as of December 31, 2010 regarding deferred compensation plans available to each of the named executive officers. No contributions, earnings or distributions were made under the 1995 DIU Plan during 2010, nor did any of the DIUs have any value as of December 31, 2010.

Name	Name of Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Dennis D. Oklak	DC Plan	605,720	—	506,162	—	4,464,821
	2000 PSP	—	—	35,413	—	443,758	(4)

Christie B. Kelly	DC Plan	—	—	—	—	—
	2000 PSP	—	—	—	—	—

Howard L. Feinsand	DC Plan	122,416	—	243,786	—	2,307,666
	2000 PSP	—	—	18,975	—	237,778	(4)

Steven R. Kennedy	DC Plan	—	—	36,423	—	325,912
	2000 PSP	—	—	17,702	—	221,825	(4)

James B. Connor	DC Plan	—	—	—	—	—
	2000 PSP	—	—	10,116	—	126,757	(4)

(1)	Mr. Oklak and Mr. Feinsand deferred $605,720 and $122,416 respectively, of the value of RSUs vesting during 2010. Had these RSUs not been deferred under the DC Plan, they would have been settled in shares of the Company’s common stock upon vesting, but would not have been reported as 2010 compensation in the Summary Compensation Table.

(2)	Aggregate earnings (loss) on all nonqualified deferred compensation balances are not includable in the Summary Compensation Table because they do not represent above-market earnings.

(3)	The aggregate balance at December 31, 2010 includes the following amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year. Amounts in the following table that are in excess of the aggregate balance at December 31, 2010 reflect losses incurred since the original deferral date.

Named Executive Officer	Total ($)
Dennis D. Oklak	4,408,560
Christie B. Kelly	—
Howard L. Feinsand	2,015,284
Steven R. Kennedy	621,482
James B. Connor	208,511

(4)	Valued at $12.46 per unit, the closing price of the Company’s common stock on December 31, 2010.

Other Potential Post-Employment Payments

The Company and each of its named executive officers have entered into letter agreements that provide for separation payments upon the termination of the officer’s employment under various conditions. The level of severance pay depends upon the circumstances of the officer’s termination of employment. For example, if the officer were terminated by the Company without “cause” and not in connection with a “change in control” of the Company (each of which terms are defined in the letter agreements), then the officer would be entitled to a severance payment equal to two times (2X) the sum of (a) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (b) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period. If the officer terminated his or her employment voluntarily, then the severance payment would equal one times (1X) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs, payable over a 12-month period. If the officer were terminated for “cause,” then the severance payment would be $10,000, payable over a two-month period. Regardless of the reason for termination of an officer’s employment, that officer’s right to the severance payments would stop if and when he or she violated any of the post-employment restrictive covenants in the agreement.

The letter agreements provide the highest severance payment (three times (3X) the sum of (a) base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (b) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period) in the case of the Company’s termination of the executive’s employment or the executive’s resignation of employment for “good reason” (as defined in the severance agreements) within one year after a change in control of the Company.

The following table shows the amounts that would be payable to the named executive officers under the letter agreements under various termination scenarios using 2010 base salary as if the termination occurred on December 31, 2010. The severance agreements do not include tax gross-up provisions and all payments made to the executives would be net of applicable withholdings.

Named Executive Officer	Executive Leaves Voluntarily with No Change in Control ($)	Termination by Company without Cause and with No Change in Control ($)	Termination by Company For Cause ($)	Executive Leaves for “Good Reason” or Termination by Company upon Change in Control ($)
Dennis D. Oklak	500,000	2,625,000	10,000	3,937,500
Christie B. Kelly	375,000	1,822,500	10,000	2,733,750
Howard L. Feinsand	325,000	1,568,500	10,000	2,352,750
Steven R. Kennedy	315,000	1,493,850	10,000	2,240,775
James B. Connor	310,000	1,570,000	10,000	2,355,000

Change in Control Provisions Under Other Agreements

The Company’s long-term compensation plans, including the 2005 Incentive Plan, generally provide that a change in control occurs upon the occurrence of any of the following: (1) when the incumbent Board of Directors of the Company ceases to constitute a majority of the Board of Directors; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any employee benefit plan sponsored by the Company, when any person acquires a 25% or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the Company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange, or other corporate transaction, unless (a) the beneficial owners of the Company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the Company, (b) no person acquires a 25% or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the Company, and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the Company of a complete liquidation or dissolution; or (5) the Company’s ownership interest in the Operating Partnership is reduced below 50%.

The 2005 Incentive Plan historically provided that, unless otherwise provided in an applicable award agreement or subplan document governing an award, the occurrence of a change in control results in immediate vesting of outstanding awards and performance goals would be deemed to be satisfied at the greater of “target” or actual performance as of the date of the change in control. While the Executive Compensation Committee has granted awards that have such “single-trigger” change in control vesting provisions, many have already vested and would not be affected by such provision.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers under the accelerated vesting provisions of these plans upon the occurrence of a change in control as of December 31, 2010 and assuming that the acquiring company does not assume the 2010 PSP award, as further described below. Award values were determined at $12.46 per share, the closing price of the Company’s stock on December 31, 2010.

Named Executive Officer	RSUs ($)(1)	2010 PSP Award ($)(2)	Total ($)
Dennis D. Oklak	3,122,140	415,926	3,538,066
Christie B. Kelly	985,574	252,870	1,238,444
Howard L. Feinsand	777,118	164,366	941,484
Steven R. Kennedy	838,359	165,953	1,004,312
James B. Connor	1,542,972	156,787	1,699,759

(1)	Represents the value of the unvested awards at December 31, 2010.

(2)	These awards would be paid out at “target” in the event of a change in control prior to January 1, 2012. The above table assumes a change of control occurring on December 31, 2010.

While the “single-trigger” change in control vesting approach described above is not uncommon market practice, the Executive Compensation Committee modified this treatment for the 2010 Performance Share Plan, which is a sub-plan of the 2005 Incentive Plan, in favor of a “double-trigger” approach. Awards granted in 2010 and 2011 under the 2010 PSP are designed so that the effect of a change in control depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, the value of the awards will be established as of the date of the change in control, as described below, and will be paid out to participants within 60 days after the change in control. Conversely, if the awards are assumed by the acquiring company, the value of the awards will be established as of the date of the change in control, but the awards will not be payable until the end of the original performance period, contingent on the participant’s continued employment through such payment date. However, if a participant is terminated without cause or resigns for good reason within one year after the change in control and before the normal payment date, he or she will be entitled to a payout of the 2010 PSP award at the time of such termination of employment. In either case, the value of the 2010 PSP awards will be established as of the date of the change in control but will depend on when during the performance period the transaction occurs. If the change in control occurs prior to the last year of the performance period, the award value will be fixed at the target level, and if the change in control occurs in the last year of the performance period, the award value will be fixed based on actual performance through the date of the change in control.

In January 2011, the Executive Compensation Committee amended the 2005 Incentive Plan to provide for a similar “double trigger” change in control treatment for all awards granted under such plan after December 31, 2010.

Retirement Provisions Under Other Agreements

Awards granted to the named executive officers pursuant to the 2005 Incentive Plan will continue to vest upon the executive’s retirement on or after reaching age 55 and, for certain awards, subject to completion of at least ten years of service to the Company. As consideration for the extended vesting period for awards under the 2005 Incentive Plan, the Executive Compensation Committee may request that the executive officer enter into a non-competition agreement at retirement.

Risk Assessment of Overall Compensation Program

The Executive Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. Specifically, management compiled an inventory of all incentive compensation arrangements applicable to the Company’s employees at all levels, which were then summarized for the Executive Compensation Committee’s independent compensation consultant. The consultant analyzed these arrangements in the context of potential high-risk design provisions and concluded that the program is well-designed overall not to encourage behaviors that would create a material risk for the Company. The consultant noted in particular the following program provisions that support this conclusion: (1) appropriate pay philosophy, peer group and market positioning to support business objectives, (2) an effective balance in cash and equity; short and longer-term performance focus; corporate, business unit and individual performance focus; and financial and non-financial performance measurement and discretion, and (3) meaningful risk mitigation features including stock ownership guidelines, the compensation recoupment policy and independent Committee oversight. Based on the independent review and findings of the consultant, the Executive Compensation Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about our common stock that may be issued, whether upon the exercise of options, warrants and rights or otherwise, under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(B)	Weighted-Average Remaining Term of Outstanding Options, Warrants and Rights (C)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (D)
Equity compensation plans approved by security holders	6,379,911	29.18	3.95	4,736,644
Equity compensation plans not approved by security holders	—	—	—	—
Total	6,379,911	29.18	3.95	4,736,644

The number of options and full value awards granted and outstanding as of December 31, 2010, as indicated above, is from all plans.

(A)	Includes 4,605,276 shares of our common stock issuable pursuant to full-value awards outstanding as of December 31, 2010. All such awards represent unfunded, unsecured rights to receive shares of our common stock and their values vary directly with the price of our common stock.

(B)	Because our full-value awards do not have an exercise price, the aggregate number of shares of common stock issuable for such awards, or 4,605,276 shares, are not included in the calculation of weighted average exercise price.

(C)	As of December 31, 2010, the average remaining term of all outstanding options is 3.95 years. Because vesting of our full-value awards is based upon time or Company performance, the remaining terms of full- value awards is excluded from this calculation.

(D)	Represents the number of remaining shares available for grant as of December 31, 2010 under the Company’s 2005 Incentive Plan. All shares remaining available for future issuance as of December 31, 2010 may be used for grants of either options or full-value awards.

As of February 23, 2011, there were 6,597,082 aggregate shares issuable pursuant to awards granted pursuant to our 2005 Incentive Plan and our 1995 Option Plan. This includes 1,676,708 shares issuable pursuant to options outstanding and 4,926,538 shares issuable pursuant to full-value awards outstanding.

Also as of February 23, 2011, there were 252,520,708 shares of the Company’s common stock issued and outstanding and 6,810,353 limited partnership units outstanding in our operating partnership, Duke Realty Limited Partnership. All such units are convertible to shares of the Company’s common stock at a 1:1 ratio.

OWNERSHIP OF COMPANY SHARES

The following table sets forth the beneficial ownership of shares of common stock as of February 23, 2011 for each person or group known to the Company to be holding more than 5% of such common stock and for each director and named executive officer, and for the directors and executive officers of the Company as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC.

Beneficial Owner	Shares Beneficially Owned(1)	Shares Issuable Upon Exercise of Stock Options	Total	Percent of Shares
Dennis D. Oklak(2)	164,761	549,497	714,258	*
Christie B. Kelly	20,228	—	20,228	*
Howard L. Feinsand(3)	47,350	137,165	184,515	*
Steven R. Kennedy(4)	75,689	133,634	209,323	*
James B. Connor	115,570	—	115,570	*
Thomas J. Baltimore, Jr.	33,868	—	33,868	*
Barrington H. Branch	6,412	7,719	14,131	*
Geoffrey A. Button	32,493	7,719	40,212	*
William Cavanaugh III	44,401	7,719	52,120	*
Ngaire E. Cuneo	36,050	7,719	43,769	*
Charles R. Eitel	19,543	5,146	24,689	*
Martin C. Jischke, Ph.D.	2,162	5,145	7,307	*
Jack R. Shaw(5)	3,614	7,718	11,332	*
Lynn C. Thurber	33,087	—	33,087	*
Robert J. Woodward, Jr.	56,208	10,291	66,499	*
All directors and executive officers as a group (15 persons)	691,436	879,472	1,570,908	*
The Vanguard Group, Inc.(6)	23,334,847	—	23,334,847	9.24%
BlackRock, Inc.(7)	21,372,212	—	21,372,212	8.46%
FMR LLC.(8)	20,050,563	—	20,050,563	7.94%
Vanguard Specialized Funds—Vanguard REIT Index Fund(9)	13,301,946	—	13,301,946	5.27%

*	Less than one percent (1%)

(1)	Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(2)	Includes 51,948 shares owned by family members.

(3)	Includes 25,228 shares that are pledged as security for indebtedness.

(4)	Includes 4,350 shares owned by family members.

(5)	Includes 1,672 shares owned by family members.

(6)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information was obtained from Schedule 13G/A filed with the SEC. Total shares beneficially owned includes 168,026 shares with shared dispositive power.

(7)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from Schedule 13G filed with the SEC.

(8)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. This information was obtained from Schedule 13G/A filed with the SEC.

(9)	The address of Vanguard Specialized Funds is 100 Vanguard Blvd., Malvem, PA 19355. This information was obtained from Schedule 13G filed with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock, including derivatives of the Company’s common stock. Officers, directors and greater-than-10%-beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2010, except for two late filings of Form 4 to report the sale of shares of Company common stock, one each by Mr. Button and Mr. Eitel.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Conduct requires that all associates, officers and directors avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company. The Audit Committee of the Board reviews all material proposed transactions between the Company and related parties as specified under Item 404 of Regulation S-K promulgated by the SEC and examines each such transaction for potential conflicts of interests and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. The Company currently does not have any such transactions to report.

PROPOSAL FOUR: RATIFICATION OF REAPPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In order to ratify the selection of KPMG, the votes cast in favor of the proposal must exceed the votes cast against the proposal. An abstention is not treated as a vote cast and therefore will not affect the outcome. The ratification of the selection of KPMG as the Company’s independent public accountants for 2011 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2011.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in the Company’s proxy statement. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2012 Annual Meeting must submit his or her proposal to the Company in writing on or before November 18, 2011, which is 120 calendar days prior to the anniversary of the mailing of this Proxy Statement. Proposals must comply with all applicable SEC rules. If a shareholder wishes to present a proposal at the 2012 Annual Meeting, whether or not the proposal is intended to be included in the 2012 proxy material, the Company’s by-laws require that the shareholder give advance written notice to the Company’s Secretary 120 days prior to the one year anniversary of the Annual Meeting. If a shareholder is permitted to present a proposal at the 2012 Annual Meeting, but the proposal was not included in the 2012 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 31, 2012, which is 45 calendar days prior to the one-year anniversary of the mailing of this Proxy Statement.

ANNUAL REPORT

A copy of the Company’s 2010 Annual Report is available on the Internet as described in the Notice of Internet Availability of Proxy Materials. Additionally, a copy of the Company’s 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010 may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations. Our Annual Report on Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our Internet website at http://investor.dukerealty.com.

OTHER MATTERS

The Board knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6005.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to vote your proxy.

By order of the Board of Directors,

Howard L. Feinsand
Executive Vice President, General Counsel and Corporate Secretary
Indianapolis, Indiana
March 16, 2011

DUKE REALTY CORPORATION ATTN: INVESTOR RELATIONS 600 EAST 96TH STREET SUITE 100 INDIANAPOLIS, IN 46240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

If you would like to attend the annual meeting and vote in person, please contact the Company at (317) 808-6063 (Attention: Ms. Barb Jackson) for directions to the annual meeting. Please see the Proxy Statement for annual meeting attendance requirements.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M30051-P06142-Z54740 KEEP THIS PORTION FOR YOUR RECORDS – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUKE REALTY CORPORATION
The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors	For	Against	Abstain

1a. Thomas J. Baltimore, Jr	☐	☐	☐

1b. Barrington H. Branch	☐	☐	☐	The Board of Directors recommends you vote FOR the following nonbinding proposal:		For	Against	Abstain

1c. Geoffrey A. Button 1d. William Cavanaugh III 1e. Ngaire E. Cuneo	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2.

Resolved, that shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in the Proxy Statement.

						☐	☐	☐
1f. Charles R. Eitel 1g. Martin C. Jischke, PhD	☐ ☐	☐ ☐	☐ ☐	The Board of Directors recommends you vote FOR EVERY ONE YEAR on the following nonbinding proposal:	1 Year	2 Years	3 Years	Abstain

1h. Dennis D. Oklak 1i. Jack R. Shaw 1j. Lynn C. Thurber	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	3.

Please indicate your preference as to the frequency of holding shareholder advisory votes on executive compensation, as either every year, every two years, or every three years, or you may abstain from voting.

					☐	☐	☐	☐
1k. Robert J. Woodward, Jr	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
				4.	To ratify the reappointment by the Board of Directors of KPMG LLP as the Company’s independent public accountants for the fiscal year 2011.	☐	☐	☐

Please indicate if you plan to attend this meeting.

NOTE: The Board of Directors may transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

						Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report to Shareholders, Notice & Proxy Statement are available at www.proxyvote.com.

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M30052-P06142-Z54740

DUKE REALTY CORPORATION

Annual Meeting of Shareholders

April 27, 2011 3:00 PM

THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis D. Oklak and Howard L. Feinsand, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 27, 2011 at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side.